UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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TriCo Bancshares 63 Constitution Drive Chico, California 95973 Phone: (530) 898-0300
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

To our Shareholders:

On Thursday, May 27, 2021, TriCo Bancshares will hold its annual meeting of shareholders at 63 Constitution Drive, Chico, California 95973. The meeting will begin at 4:00 p.m. Pacific time.
Shareholders who owned shares of our common stock at the close of business on April 1, 2021, may attend and vote at the meeting. At the meeting, shareholders will be asked to:
1.Elect 12 directors for terms expiring at the 2021 Annual Meeting of Shareholders. The 12 nominees are listed on page 1 of the attached proxy statement.
2.Approve, on an advisory basis, the compensation of our executives.
3.Ratify the selection of Moss Adams LLP as our independent registered public accounting firm for 2021.
4.Attend to any other business properly presented at the meeting.
We do not know of any other business that will come before the meeting. In order to vote without attending the meeting, you may sign and date the enclosed proxy and voting instruction card and return it in the postage prepaid envelope.
We intend to hold our annual meeting in hybrid format: in person and via audio webcast.
Due to the continuing public health impact of the coronavirus (COVID-19) pandemic, the limitations on public gatherings in place in California, and to support the health and well-being of our shareholders and other stakeholders, shareholders will now be able to participate via a live audio internet presentation of the annual meeting. This internet option will allow shareholders to listen to, and ask questions during, the annual meeting. Provided below is information regarding the live audio presentation of the annual meeting:
Internet Access: www.meetingcenter.io/233953997

We will continue to actively monitor the pandemic. We will announce any additional alternative arrangements for the meeting as promptly as practicable, which may include adjourning or postponing the annual meeting to another time or place. Please monitor our annual meeting website at https://www.tcbk.com/investor-relations for updated information. If you plan to attend our meeting in person, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the annual meeting. If you vote online or by phone, please be prepared to provide the control number from your Notice or proxy card.
                            By Order of the Board of Directors,

Secretary
Chico, California
April 16, 2021
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IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 27, 2021
Notice and Access

To expedite delivery, reduce costs and decrease the environmental impact of our proxy materials, we are using the Securities and Exchange Commission (“SEC”) rule that allows us to furnish proxy materials over the Internet instead of mailing paper copies of those materials to each shareholder.  As a result, beginning on or about April 16, 2021, shareholders were sent a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, including this proxy statement and the 2020 TriCo Bancshares Annual Report, which includes the Form 10-K, over the Internet.  If you received the Notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions in the Notice. The Notice is not a proxy card that can be submitted to vote your shares.  Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials.  The Notice also instructs you on how to vote via the Internet.  Shareholders who have requested paper copies of the proxy materials will receive printed copies in the mail.

TriCo’s Annual Report on Form 10-K for the period ending December 31, 2020 and the 2021 Proxy Statement are available at https://www.tcbk.com/investor-relations.
For more information on how to cast your vote, please see pages 59-63.

YOUR VOTE IS IMPORTANT TO TRICO BANCSHARES. Regardless of whether or not you plan to attend the meeting in person, we urge you to vote in favor of each of the proposals as soon as possible.

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Forward-looking statements. Certain statements contained in this proxy statement may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act. All statements other than statements of historical or current facts, including statements regarding our environmental and other sustainability plans and goals, made in this document are forward-looking. We use words such as “anticipates,” “believes,” “expects,” “future,” “intends,” and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual outcomes and results may differ materially from those expressed in, or implied by, forward-looking statements. You should not place undue reliance on any forward-looking statement and should consider the uncertainties and risks discussed in our 2020 Annual Report on Form 10-K and subsequent Securities and Exchange Commission (SEC) filings.

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PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING
The Board of Directors of TriCo Bancshares ("TriCo" or the "Company") is providing this proxy statement to you in connection with the solicitation of proxies for its annual meeting of shareholders, which will take place at 4:00 p.m., Pacific Time on May 27, 2021, and any adjournments and postponements of the annual meeting, which we refer to collectively as the "meeting." These proxy materials were first made available to shareholders on or about April 16, 2021.

As a shareholder, you are invited to attend the meeting and may vote on the proposals described in this proxy statement. The following is a summary of the proposals that will be presented at the meeting.

1.Election of Directors
Twelve (12) directors will be elected this year for terms expiring at our annual meeting in 2022. Each nominee is currently serving as a director of TriCo. The nominees for election are:

Donald J. Amaral	L. Gage Chrysler III	Craig S. Compton
Kirsten E. Garen	Cory W. Giese	John S. A. Hasbrook
Margaret L. Kane	Michael W. Koehnen	Martin A. Mariani
Thomas C. McGraw	Richard P. Smith	Kimberley H. Vogel

Brief biographies of the director nominees are found at “Board of Directors.” These biographies include each nominee’s age, business experience, a description of some of the experience, qualifications, attributes or skills that led us to conclude that each nominee should serve as a director of the Company and certain other information.
We know of no reason why any nominee may be unable to serve as director. If any nominee is unable to serve, the proxy may be voted for the election of such substitute nominee(s) as may be designated by the Board.
The 12 nominees receiving the most affirmative votes cast at the meeting will be elected as directors assuming a quorum is present. Consequently, any shares not voted at the meeting, whether by abstention or otherwise, will have no effect on the election of directors. If any of the nominees should unexpectedly decline or become unable to serve, the proxies we are soliciting may be voted for a substitute nominee or the Board may reduce the size of the Board.
Shareholders may cumulate their votes when electing directors. To do so, you must follow the procedures set forth in our Bylaws, which are described at “Corporate Governance, Board Nomination and Board Committees--Nomination and Election of Directors.”
The Board recommends a vote FOR the election of all 12 nominees.

2.Advisory Vote Concerning Executive Compensation
We are asking our shareholders to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. At the meeting, shareholders will have the opportunity to endorse or not endorse our executive compensation programs through an advisory (nonbinding) vote on the compensation of our named executive officers as disclosed in this proxy statement.

Detailed information about the compensation of our executive officers is included in the sections titled “Compensation of Named Executive Officers” beginning on page 42 and “Compensation Discussion and Analysis,” beginning on page 28. Our executive compensation programs are designed to attract and retain well-qualified executives and to link executive officer compensation to, and to reward executive officers for, the Company’s financial performance and the creation of shareholder value. We believe that our executive compensation programs achieve these objectives.

The proposal will be adopted if a majority of the shareholders present and voting on the proposal vote in favor of the proposal, assuming the shares voting in favor of the proposal also constitute a majority of the required quorum. As an advisory vote, this proposal is not binding on TriCo. However, our Board of Directors and our compensation and management succession committee value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions regarding our named executive officers. We expect that the next advisory vote on our executive compensation program will occur at our 2022 annual meeting of shareholders.

The Board recommends a vote FOR the following resolution:

“Resolved, that our shareholders approve, on an advisory basis, the compensation of our Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative discussion disclosed in this proxy statement.”

3.Ratification of Selection of Independent Registered Public Accounting Firm
Our audit committee has selected the firm of Moss Adams LLP as our independent registered public accounting firm for 2021.
The affirmative vote of a majority of those shareholders present and voting at the meeting will ratify the selection of Moss Adams LLP as our independent registered public accounting firm, assuming the shares voting in favor of the proposal also constitute a majority of the required quorum. If shareholders fail to ratify the appointment of Moss Adams LLP, the audit committee will reconsider whether or not to retain that firm. Even if appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time.
Additional information concerning this proposal can be found at “Independent Registered Public Accounting Firm” on page 57.
The Board recommends a vote FOR the ratification of the selection of
Moss Adams LLP as our independent registered public accounting firm for 2021.

Your vote is important! Please cast your vote as soon as possible, but, if you vote by Internet or phone, you must vote no later than 11:59 p.m. Eastern time on May 26, 2021 for Common Stock held directly.
For more information on how to cast your vote, please see pages 59-63.

PROXY STATEMENT HIGHLIGHTS

Attending the Annual Meeting:
Due to the ongoing global health pandemic caused by COVID-19, our 2021 Annual Meeting will be held in in person and online. This hybrid format protects the health and safety of our employees, shareholders, and directors and is consistent with federal, state, and local public health guidance. Allowing shareholders to attend the meeting online facilitates shareholder attendance and participation by allowing all shareholders to participate equally, through any internet-connected device from any location, free of cost. Moreover, a hybrid meeting will enable us to conduct the meeting with a reduced carbon footprint and less environmental impact compared to an all in-person meeting.
Shareholders of record of TriCo Bancshares common stock or authorized representatives of a beneficial holder of TriCo Bancshares Common Stock, or their legal proxy holders, as of the close of business on April 1, 2021, the record date, are entitled to attend the Annual Meeting.
The meeting will start at 4:00 p.m. Pacific time on May 27, 2021. Shareholders attending virtually may participate by logging onto www.meetingcenter.io/233953997 beginning at 3:45 p.m. Pacific time and entering their 16-digit control number. We encourage shareholders to visit www.meetingcenter.io/233953997 in advance of the meeting to familiarize themselves with the online access process and update their devices as appropriate. The virtual Annual Meeting platform is fully supported across browsers and devices that are equipped with the most updated version of applicable software and plugins.
Shareholders should verify their internet connection prior to the meeting. Additionally, shareholders should allow sufficient time after logging in to ensure that they can hear streaming audio prior to the start of the meeting.

If you have difficulties accessing the meeting online during check-in or during the meeting, please call the technical support number listed on the sign-in page for the meeting.
Shareholders will have substantially the same opportunities to participate in our meeting online as they have in-person. Shareholders will be able to attend, vote (in the case of holders of common stock), examine the shareholder list, review the Rules of Conduct, and submit questions before and during a portion of the meeting via the online platform. Shareholders may submit questions by signing into the virtual meeting platform at www.meetingcenter.io/233953997, typing a question into the “Ask a Question” field, and clicking submit. Questions which comply with the Rules of Conduct and that are germane to the purpose of the Annual Meeting will be answered during the meeting, subject to time constraints. Questions regarding personal matters or matters not relevant to the Annual Meeting will not be answered. If we receive substantially similar questions, we will group them together.
Shareholders of our common stock may vote during the meeting. Shareholders may also vote before the date of the meeting using the one of the methods provided on the proxy card. We recommend that shareholders vote by mail, internet, or telephone prior to the meeting, even if they plan to attend the meeting in person or virtually.
For more information on how to cast your vote, please see pages 59-63.

About Our Company
TriCo Bancshares is a bank holding company headquartered in Chico, California. Our common stock is listed on the Nasdaq Stock Market where it trades under the symbol "TCBK".
Through our subsidiary, Tri Counties Bank (the "Bank"), we provide customers Service with Solutions through traditional stand-alone and in-store bank branches in communities throughout Northern and Central California. The Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATM, online and mobile banking access. Brokerage services are provided by Tri Counties Advisors through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more. The information on our website is not part of this proxy statement.

Corporate Performance Highlights
•Strong financial performance amid challenging operating environment due to the pandemic
•Strong capital and liquidity positions
•$7.6 billion in assets at December 31, 2020, compared to $6.5 billion in assets at December 31, 2019
•Record mortgage loan originations during 2020, helping a record number of customers purchase new homes or refinance their existing mortgages
•Maintained a high level of asset quality with improvement in past due loans and net recoveries recorded during the year as compared to net charge-offs in the prior year
•Improved quarterly operating efficiency from 60% to 55% between March and December of 2020.
•Support for individuals, families, employees, businesses and communities during the pandemic:
◦We issued over 2,900 Payroll Protection Program ("PPP") loans totaling approximately $438.5 million in 2020
◦Through our PPP lending and working with our customers on temporary loan deferrals and other measures, we helped many small businesses stay open during the pandemic and, in turn, helped to save thousands of jobs throughout our footprint
◦Kept over 98% of branches open for business, many with in person services that were adapted to ensure safety (other than temporary closures due to a COVID-19 exposure)
◦Initiated flexible leave program for employees and paid time off
◦Expanded call center hours and mobile banking capabilities
•Continued to invest in people, processes, and technology to continuously improve our risk management capabilities and to drive increased efficiencies.

Corporate Governance Highlights
Our Board of Directors is committed to strong and effective governance and oversight. Annually, the Board reviews and, as necessary, enhances its practices in relation to Board independence, Board accountability, and Board effectiveness. Below are some highlights of our Board governance program.
Board Independence
•Strong Independent Lead Director: The Board of Directors has an active and empowered Independent Lead Director.
•Substantial Majority of Independent Directors: Eleven of our 12 directors are considered independent under Nasdaq listing standards. The Chief Executive Officer is the only member of management who is nominated for election.
•Independent Director-Led Committees: All committees of the Board of Directors are comprised of independent directors.
•Executive Sessions: Independent directors meet in executive session as needed at regularly scheduled board and committee meetings.
Board Accountability
•Training: Directors receive annual training and must review and approve the Code of Business Conduct and Ethics annually.
•Attendance: Directors had a 95% aggregate attendance rate in 2020 for all board and committee meetings.
•Annual Elections Subject to Majority Vote: Our board has implemented a majority voting policy for uncontested director elections. All directors must be elected annually with no staggered or multi-year terms.
•Retirement Age: To encourage board turnover/refreshment, our Bylaws provide that a director shall not stand for re-election at the Annual Meeting if that director will be 75 years or older at the time of election.
•Director Compensation: Director compensation is reviewed and approved annually by the compensation and management succession committee.

•Oversight of Strategy: The Board of Directors actively oversees the development of our strategic plan during its August/September Board meeting and receives updates on the implementation of strategic plans throughout the year at regularly scheduled Board meetings. The Board also reviews the risk assessment of the strategic plan.
•Stock Ownership Requirements: Directors are required to own TriCo stock equal in value to three times their annual retainer fee within five years of their Board appointment.
•Oversight of Succession Planning. The Board engages in an annual succession planning review meeting in addition to regular succession planning discussions at the committee level.
•Commitment to Diversity: The board has outlined its commitment to diversity in the corporate governance guidelines, see "Board of Directors - Commitment to Diversity" on page 14..

Board Effectiveness

•Committee Self-Assessments: The Board, and the audit, compensation and management succession and nominating and corporate governance committees conduct annual evaluations. The Board and Management implements action plans and makes adjustments based on directors’ feedback.
•Director Skills and Expertise: The Board annually reviews directors’ skills and expertise to ensure the Board represents a diverse skill set oriented to the historic and emerging needs of our business. In 2020, the Board added three new directors to enhance the Board’s skills and expertise. The Board does not consider individual directors to be responsible for particular areas of the Board's focus or specific categories of issues that may come before it. Rather, the Board seeks to assemble a group of directors, that, as a whole, represent a mix of experiences and skills that allows appropriate deliberation of all issues that the Board might be likely to consider.
•Director Education: We maintain a director education program, with director education sessions conducted throughout the year. Directors also are encouraged to attend outside education events and report what they learned to the entire board.
•Over-boarding Restrictions: All directors are subject to over-boarding restrictions and can serve on no more than three (3) public company boards (including TriCo).
•Strong Corporate Governance Guidelines: The corporate governance guidelines and board committee charters are reviewed annually to maintain strong and sound governance practices.

Executive Compensation Highlights
Strong Best Practices:
•CEO Pay Ratio: 48:1
•Annual review of pay equity practices
•Annual say-on-pay advisory vote
•Robust code of business conduct and ethics
•Pay for performance
•Stock ownership guidelines for senior executive officers

Human Capital / Social Highlights
We believe that an engaged and diverse workforce is one of the most valuable assets for a company in sustaining success. As such, we continuously seek to attract and retain an engaged workforce by creating an inclusive environment that values different opinions and beliefs, inspires innovative solutions, and enables people to thrive.

Our Response to the COVID-19 Pandemic
•We took significant measures to provide employees and customers with a sense of safety, security, and certainty in response to the pandemic.
•Established social distancing and hygiene and environmental protocols for on-site workers at our banking centers and offices; placed hand sanitizing stations throughout offices, operations centers, and branch lobbies.
•At the height of the pandemic, just under 50% of our workforce was working remotely.
•Provided administrative paid leave support to employees impacted by the pandemic.
•Developed tracking and reporting solutions to monitor employee circumstances related to the COVID-19 pandemic.
•Provided comprehensive training and education to all employees regarding state and county health and safety requirements.
•Established a cadence of frequent communications to keep employees and leadership informed of changing expectations relating to required protocols.
Diversity and Inclusion Initiative
•Launched our Diversity and Inclusion Initiative co-chaired by our chief human resources and chief financial officers.
Employee Engagement
•Competitive health, wellness, and financial benefits programs as well as services that assist employees in maintaining a healthy work-life balance.
•Recently enhanced our talent recruitment, retention, and development strategy through forward-looking career advancement conversations.
•Holistic approach to collecting employee feedback and measuring employee engagement regularly.
•Committed to ensuring safety of our customers, employees, and the physical security of our banking centers.
•Quarterly surveying of employees for feedback on performance of selected business/operational units.
•Focused on developing the next generation of leaders with the launch of our Leadership Development Program in 2018 and as of December 31, 2020 there were 16 high achieving managers who had completed the program. Due to the pandemic, we paused the program.
•Sponsored a number of employees each year to attend nationally recognized post graduate banking school programs.

For more information about our human capital management practices, please refer to our 2020 Annual Report on Form 10-K for the year ended December 31, 2020.
Corporate Social Responsibility
•TriCo continued to provide customers Service with Solutions which we deliver utilizing traditional full-service branches, in-store branches, and through our online and mobile banking suites.
•TriCo continued to support approximately 200 community-based organizations that help strengthen the markets in which we operate. Our employees give back to the communities they serve through monetary contributions and provided nearly 4,000 hours of volunteer service to non-profits, community organizations, schools, and youth programs.

•A number of our communities continue to recover from the devastating Carr and Camp wildfires that destroyed over 20,000 homes and buildings in Northern California. Tri Counties Bank deployed over $2.1 million to support community non-profits, of which nearly $600,000 was set aside to help sustain families as they repair and rebuild from the wildfire disasters. In 2020, the Bank deployed over $1 million in Affordable Housing Program and WISH grants received through the Federal Home Loan Bank of San Francisco to help support affordable rental and home ownership opportunities for low and moderate income families. In addition, over the past three years, the Bank has invested over $47 million for the support of affordable housing and small business development.

•The American Red Cross designated Tri Counties Bank as a Centennial Disaster Partner; and the United Way of Northern California recognized the Bank with its Community Champion Award.

Environmental Highlights
Throughout our daily operations we seek ways to reduce our impact on the environment by eliminating or reducing the use of paper statements and documents where possible.
•We regularly encourage our customers to sign up to receive statements and notices electronically through the use of E-statements and E-notices and to take advantage of our online and mobile banking services.
•We are launching an initiative that will allow for many documents to be signed electronically.
•We encourage our employees to reduce their use of paper documents where possible and to receive tax documents through the use of E-tax forms.
•By utilizing Notice & Access for our proxy materials, we are reducing our production, use and delivery of large quantities of material.
•The hybrid format of our annual meeting further reduces our carbon footprint to the extent travel to our meeting is reduced.
•Delivered our 2020 annual meeting materials to shareholders electronically.
•Our pivot to remote working by a significant portion of our workforce during the pandemic reduced the carbon footprint due to less commuting to and from work. At the end of the pandemic, we will evaluate our workforce to determine the extent we can continue to offer remote work opportunities.

Pay-for-Performance / Shareholder Alignment and Engagement
Our shareholders matter and aligning with their interests is important. Our performance-based equity incentive awards are indexed to total shareholder return. For other incentive compensation, we measure our performance against our own goals and/or relative to our peer performance.
Executive management held over 122 (primarily virtual) shareholder/investor meetings in 2020. Feedback from shareholders is important to consider and we value opportunities for engagement.

BOARD OF DIRECTORS

At the meeting, shareholders will elect 12 directors to serve for terms expiring at TriCo’s 2021 Annual Meeting of Shareholders. Each of the following persons listed and described below is nominated for election as a director at the meeting.
Each nominee currently serves as a director of TriCo and our wholly-owned subsidiary, Tri Counties Bank, which we refer to as the Bank. The directors also serve on committees of the Board of Directors of the Bank in addition to the TriCo Board committees. Unless otherwise indicated, each director’s current profession has been for at least the past five years.
Donald J. Amaral
Donald J. Amaral, age 68, has been a director since 2003. Amaral is chairman of our audit committee and a member of our compensation and management succession, risk and nominating and corporate governance committees. He was chairman and chief executive officer of Coram Healthcare Corporation, a home infusion therapy company, from 1995 to 1999. Mr. Amaral has a bachelor’s degree in business with a minor in accounting and an MBA degree from UCLA. Retired since 1999, he served as chief executive officer and chief financial officer of various companies for over 25 years.
We have nominated Mr. Amaral because his education, knowledge and experience allow him to provide the Board with insight regarding financial and accounting matters and to serve on our audit committee as a financial expert. In addition, we believe that his professional experience and leadership qualities contribute to the effectiveness of the Board and the committees on which he serves.
L. Gage Chrysler III
L. Gage Chrysler III, age 67, has been a director since 2008. Mr. Chrysler is a member of our risk and IT/cybersecurity committees and chair of our CRA committee. Until the end of 2015, Mr. Chrysler was a principal owner and the President and Chief Executive Officer of Modern Building, Inc., a construction company based in Chico, California. He sold his interest in Modern in January 2016. He also serves as a member of the local Salvation Army Advisory Board, a director of Mid Valley Title, a title company, and a director and minority owner of Rescue 42, Inc., which manufactures fire and rescue equipment for fire fighters and other first responders. Mr. Chrysler has a BS in Business Administration with an emphasis in finance from California State University, Chico.
We nominated Mr. Chrysler because of his business and leadership experience and community involvement. He has received many community awards including, most recently, the California Legislature Assembly 2017 Community Service Award, 2017 Chico Chamber of Commerce Community Service Award, the CSUC 2016 Distinguished Alumni Service Award, and the Chico Rotary 2013 Community Service Award. In addition, his experience in construction allows him to provide valuable insights to the Board concerning construction lending and the state of the construction industry and real estate markets generally.
Craig S. Compton
Craig S. Compton, age 64, has been a director since 1989. Mr. Compton is a member of our compensation and management succession and nominating and corporate governance committees; and serves as corporate secretary. He has served as the President, Chief Executive Officer and Chief Financial Officer of AVAG, Inc., an aerial application business, for over 30 years and has been a principal in his family rice farming partnership for over 25 years. Mr. Compton is also the owner of A&P Helicopters, a commercial helicopter business. He holds a BS in Business Administration from California State University, Chico.
We nominated Mr. Compton based on his leadership experience and community involvement. Furthermore, his business background as a chief executive officer, chief financial officer and business owner contribute to his effective service as a board member.

Kirsten E. Garen
Kirsten E. Garen, age 58, has been a director since February 19, 2020. Garen is the chair of our IT/cybersecurity committee and a member of our risk and CRA committees. Since November 2020, she is SVP, Chief Information Officer at CDK Global, San Jose, CA, a provider of integrated data and technology solutions to the automotive, heavy truck, recreation, and heavy equipment industries. From August 2017 to March 2020, she was EVP, Chief Information Officer for Delta Dental of California/Dentegra Insurance Co., San Francisco, CA. She also led the Technology, Cybersecurity and Enterprise Project Management Office for Delta Dental of California and its affiliate companies. From 2011 to July 2017, she was Senior Executive Vice President and Chief Information Officer at Bank of the West, San Francisco, CA. Bank of the West is a subsidiary of BNP Paribas, Paris, France. She has over 20 years of experience managing IT strategies and implementation for financial services and insurance companies such as Visa, The Charles Schwab Corporation, Bank of the West, and Delta Dental. Ms. Garen holds an MBA in Health Care Management from the Wharton School at the University of Pennsylvania, and a BS in Business Administration from the University of Michigan. She is a National Association of Corporate Directors (NACD) fellow, a former board member of the Commonwealth Club of California, and a former advisory board member of FTV Capital, a private equity firm.

We nominated Ms. Garen due to her experience in creating and implementing business and technology roadmaps, including portfolio construction, delivery metrics, cybersecurity and risk mitigation as well as her information technology expertise.
Cory W. Giese
Cory W. Giese, age 42, has been a director since 2013 and Independent Lead Director since May 2020. Mr. Giese is a member of our audit and IT/cybersecurity committees and chair of our risk committee. Mr. Giese is a Certified Public Accountant and is a principal at Cory Giese CPA, a certified public accounting firm in Truckee, CA since 2006. From April 2013 to February 2019, he was principal at Giese Swany, LLC, a certified public accounting firm in Incline Village, NV. He is also a managing partner of ERP Rentals, a privately held real estate investment entity. He holds a BS in Business Administration from California State University, Chico and a Masters in Accounting from Washington State University.

We nominated Mr. Giese based on his business background and his ties to and familiarity with several of the communities in which we operate. In particular, Mr. Giese’s education and experience in accounting as a certified public accountant qualify him to serve on our audit committee and is considered a financial expert.
John S. A. Hasbrook
John S. A. Hasbrook, age 61, has been a director since 2002. Mr. Hasbrook is a member of our audit, compensation and management succession, and risk committees and chair of our nominating and corporate governance committee and served as Chair of the Bank’s director loan committee prior to its consolidation into the risk committee in February 2020. He is active in several agricultural and investment enterprises. He is President of SunWest Wild Rice Co., Inc.; President of Hasbrook-Fetter Farms, Inc.; Vice President, Marketing of SunWest Foods, Inc., a rice milling and marketing company; and serves as an officer for other agricultural-related entities. Mr. Hasbrook also serves as an advisor to the Santa Clara University Center for Food Innovation and Entrepreneurship. Mr. Hasbrook has a BS in finance and an MBA in Agribusiness from Santa Clara University.
We nominated Mr. Hasbrook because of his experience in the areas of finance, marketing, banking and agribusiness. His broad business experience and community involvement provides the Board with valuable insights concerning the primary communities in which the Bank operates and the agricultural industry in particular.
Margaret L. Kane
Margaret L. Kane, age 65, has been a director since February 19, 2020. Kane is a member of our risk, IT/cybersecurity, and CRA committees. She is the President and Chief Executive Officer of Kane Bank Services (“KBS”), Sacramento, California, a consulting firm she founded in 1999. KBS provides consulting services to domestic and international financial institutions in areas including customer experience and advocacy, sales management, product distribution, employee and manager training and development, distribution strategies, and revenue growth. Prior to 2020, KBS provided consulting services to the Bank, advising on strategic planning and executive development. Neither Ms. Kane nor KBS has received any consulting compensation from TriCo or the Bank since December 31, 2019. Prior to KBS, from 1988 to 1998, Ms. Kane was an Executive Vice President at Wells Fargo Bank, San Francisco, California, prior to its combination with Norwest Corp, Minneapolis, Minnesota where she was head of the retail branch network and also developed and managed the bank’s In-

Store Banking Program from inception. Ms. Kane holds undergraduate and graduate degrees from the University of California, Berkeley and Harvard University; respectively. She is a member of the Board of Directors of the Harvard Alumni Association. She served on the board of Broadway Sacramento, a non-profit musical theater company from 2012-2020; and as member of the Board of Trustees of Congregation Beth Shalom, Carmichael, California from 2017-2020.
We nominated Ms. Kane because of her deep understanding of the banking industry, her experience in retail banking, and her knowledge in strategic planning, development and execution.
Michael W. Koehnen
Michael W. Koehnen, age 60, has been a director since 2002. He has been our Vice Chairman since 2010. Mr. Koehnen is a member of our risk committee. He is the owner and President of C.F. Koehnen & Sons, a fourth-generation family farming and beekeeping company. Mr. Koehnen is also President and owner of Riverwest Processing, an almond processing company, and several other agricultural-related entities.

We nominated Mr. Koehnen because of his leadership experience and knowledge of corporate governance and compensation-related matters. In addition, his involvement in businesses related to the agricultural industry allows him to provide valuable insights to the Board.

Martin A. Mariani

Martin A. Mariani, age 65, has been a director since 2014. He serves as chair of our compensation and management succession committee and as a member of our audit and nominating and corporate governance committees. He farms almonds and walnuts and is a partner in Mariani Nut Company of Winters, California. He is also a managing member of Monticello Farming Company and Scribe Winery. Mr. Mariani was a director of North Valley Bancorp from 2004 until its merger with TriCo in 2014. Previously, he was a director of Yolo Community Bank. He is a board member, treasurer and chairman of the audit committee of the California Walnut Marketing Board; a member of the Dean’s Advisory Board for the College of Agriculture and Environmental Sciences at UC Davis; and a fellow at the American Leadership Forum, Mountain Valley Chapter. Mr. Mariani has BA and BS Degrees from UC Davis.

We nominated Mr. Mariani based primarily on his agricultural industry background and his familiarity with, and deep roots in, community banking.

Thomas C. McGraw
Thomas C. McGraw, age 69, has been a director since we acquired FNB Bancorp in July 2018. He serves on our risk, IT/cybersecurity and CRA committees. Prior to that he was the Chief Executive Officer of FNB Bancorp and its subsidiary,First National Bank of Northern California (“First National Bank”) from April 2002 to July 2018. Furthermore, he was director of FNB Bancorp from 2001 to 2018 and director of First National Bank from 1989 to July 2018. Prior to becoming Chief Executive Officer of FNB Bancorp and First National Bank, he was First National Bank's President from October 2001 until April 2002. Mr. McGraw is a graduate of the University of San Francisco and has a Master's degree from San Francisco State University.
We have nominated Mr. McGraw because of his extensive knowledge of key issues and trends affecting the Company, his extensive knowledge of the San Francisco Bay Area banking market, FNB's customers acquired in the FNB Merger, and the banking industry in general. Furthermore, Mr. McGraw is active in the communities we serve and has a deep understanding of marketing from his years at First National Bank as well as his tenure as a communications consultant in San Mateo and Marin Counties in California since 1987. Furthermore, as the former CEO of FNB Bancorp and First National Bank, he has extensive knowledge of key issues and trends affecting the Company and its business in the San Francisco Bay Area.
Richard P. Smith
Richard P. Smith, age 63, has been a director since 1999 and chairman of the board since May 2020. He has served as the President and Chief Executive Officer of TriCo and the Bank since 1999. Mr. Smith joined the Bank in 1994 as Vice President and Chief Information Officer. He was senior vice president-customer/employee support and control from 1997 until 1998, when he was promoted to executive vice president in the same capacity. Mr. Smith was named president of the Bank and executive vice president of TriCo in 1998. Mr. Smith served as Chairman of the California Bankers Association during 2011 and is currently a member of its board of directors and several of its committees. Mr. Smith is a graduate of California State University, Sacramento.
We have nominated Mr. Smith because we believe that including the President and Chief Executive Officer on the Board is important and assists the Board in keeping abreast of TriCo’s operations and management’s progress on corporate initiatives. Further, Mr. Smith has over 26 years of banking experience, including over 21 years as the bank’s chief executive officer. Mr. Smith serves on a number of industry association committees, including the WBA FinTech Planning Committee, Board of Directors – WBA Benefits, Administrative Committee (Co-Chair) CBA PAC, Chair, CBA State PAC and WBA Board of Directors. This experience allows him to provide valuable insights to the Board concerning the banking industry and the Bank.
Kimberley H. Vogel
Kimberley H. Vogel, age 53, has been a director since February 19, 2020. Vogel is a member of our audit, compensation and management succession and IT/cybersecurity committees. She was President, Co-Founder and director of BaseVenture Investing, Inc., a cloud-based software company that develops investment management solutions for financial reporting, data visualization, and process management in San Rafael, California from 2014 to 2019, serving as Transitional President in 2019 after the company was sold to Fidelity National Information Services, Jacksonville, Florida (FIS). From 2005 to 2014, Ms. Vogel served as Chief Financial Officer at mFoundry, a provider of mobile banking and mobile payment services in Larkspur, California. FIS purchased mFoundry in 2013. Ms. Vogel holds an MBA from the Harvard Business School and an undergraduate degree in accounting from Saint Mary’s College of California. She is a member of the board of directors of Orimar, Inc., Reno, Nevada, a privately held company involved in single-family home development and Zachaphie, Inc., San Francisco, California, a privately held company involved in real estate. She also serves on the Board of Trustees of Saint Mary’s College of California, Moraga, CA. Ms. Vogel is a Certified Public Accountant.

We have nominated Ms. Vogel based on her financial and accounting background and her experience with financial services technology issues and challenges; particularly her understanding of developments in the fintech industry and such industry's impact on the delivery of, and competition for, bank services. This experience also allows her to serve on our audit committee as a financial expert.

CORPORATE GOVERNANCE, BOARD NOMINATIONS AND BOARD COMMITTEES

Corporate Governance
We have long believed that strong corporate governance is critical to ensuring that TriCo is managed for the long-term benefit of our shareholders. We continue to review our corporate governance policies and practices along with provisions of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act, the rules of the SEC and the listing standards of the Nasdaq Stock Market. You can view our code of ethics and business conduct; our code of ethics for our principal executive officer, principal financial officer and senior financial officers; our audit, nominating and corporate governance, and compensation and management succession committee charters; and our corporate governance policies on the leadership & governance section on our website at www.tcbk.com/about. You may also request copies of these documents by contacting our corporate secretary in writing at TriCo Bancshares, 63 Constitution Drive, Chico, California 95973, or by telephone at (530) 898-0300.
Board Leadership Structure
Independent Board Leadership. Our Board is committed to objective, independent leadership for our Board and each of its committees. Our Board views the active, objective, independent oversight of management as central to effective Board governance, to serving the best interests of our company and our shareholders, and to executing our strategic objectives and creating long-term value. This commitment is reflected in our company’s governing documents, including our Bylaws, our Corporate Governance Guidelines, and the governing documents of each of the Board’s committees.
Our Board’s Leadership Structure. Our Board believes that its optimal leadership structure may change over time to reflect our company’s evolving needs, strategy, and operating environment; changes in our Board’s composition and leadership needs; and other factors, including the perspectives of shareholders and other stakeholders. In accordance with Corporate Governance Guidelines, our Board has the flexibility to determine the Board leadership structure best suited to the needs and circumstances of our company and our Board. In connection with the retirement of former chairman, William Casey, in 2020, our Board, in coordination with our nominating and corporate governance committee, deliberated on and discussed the appropriate Board leadership structure.
Under our Board’s prior leadership structure, we had an independent chairman and an Independent Lead Director. In May 2020, William Casey, chairman of the board retired after 30 years as a board member. On May 27, 2020 our Board elected Richard P. Smith, President and Chief Executive Officer as chairman of the board. In recognition that Mr. Smith is not independent, our Board elected Cory Giese as our Independent Lead Director and empowered him with robust, well-defined duties and authorities, which are described below. Our Board is composed of experienced and committed directors, all of whom are independent, other than Mr. Smith. Our Board committees have objective, independent, experienced chairs and members. Mr. Smith is not a member of a Board committee. Furthermore, all of our directors are required to stand for election annually. Under the leadership of the Independent Lead Director, our Board is committed to engaging with shareholders and other stakeholders. Our Board believes that these factors, taken together, provide for objective, independent Board leadership, effective engagement with and oversight of management, and a voice independent from management and accountable to shareholders and other stakeholders.
Our Board believes that the current structure, with Richard Smith as CEO and chairman and Cory Giese as Independent Lead Director, is the optimal leadership framework at this time. As a highly regulated community financial services company in uncertain times, we and our shareholders benefit from a combined chairman / chief executive officer with deep experience and leadership in, and knowledge of, the financial services industry, our company, and its businesses; who can communicate our business strategies to our shareholders, customers, employees, regulators and the public, promoting accountability for the Company’s performance. We and our shareholders also benefit from an independent lead director who is empowered with, and exercises, robust, well-defined duties (see next page for a list of the duties); who is highly engaged and holds regular meetings with our independent directors, our CEO, and other management members.

Our Independent Lead Director, together with the other independent directors, exemplifies objective independent Board leadership, and effectively engages and oversees management. The Independent Lead Director is joined by experienced, independent Board members and a Chairman who, as CEO, serves as the primary voice to articulate our long-term strategy. The independent directors provide objective oversight of management, review the CEO’s performance and approve CEO compensation, help to establish the long-term strategy and regularly assess its effectiveness, and serve the best interests of our company and our shareholders by overseeing management’s work to create long-term value. Our independent non-employee directors meet regularly in executive sessions led by the Independent Lead Director. The Board will annually review the effectiveness of this arrangement and believes this structure is in the best interest of shareholders and serves the Company well at this time.

Independent Lead Director Duties

The Independent Lead Director's role includes the following duties and authorities.

Meetings

•Consults with the chairman regarding the agenda and associated materials for Board meetings.
•Evaluates Board meeting schedules to ensure that there is sufficient time for discussion of all agenda items.
•Presides at Board meetings when the chairman is absent or in circumstances where the chairman is (or may be perceived to be) conflicted.
•Engages with other independent directors to identify matters for discussion during executive sessions of the independent directors.
•Presides over regular executive sessions of the independent directors or meetings of independent directors.
•Authorized to call meetings of the independent directors or of the Board with any other director.

Communication with the Chairman

•Debriefs the chairman regarding decisions reached and suggestions made at meetings of independent directors or during executive sessions.
•Facilitates communication between the independent directors and the chairman, including presenting the chairman’s views, concerns and issues to such directors and raising with the chairman, as appropriate, views, concerns and issues raised by such directors.
•Engages with the chairman between Board meetings and assists with informing or engaging with independent directors, as appropriate.
•Works closely with the chairman and the CEO to ensure the Company is building a healthy governance culture and an effective relationship between management personnel and members of the Board.

Governance Process

•Works with the nominating and corporate governance committee in the oversight of the Board, committee and individual director evaluation process.
•As part of the nomination process for election or re-election to the Board, assists the nominating and corporate governance committee, by engaging with each director individually regarding the performance and functioning of the Board, its committees and other evaluation matters, as appropriate, and inquiring as to whether any director has concerns about the nomination of other directors.
•Ensures that the Board acts and functions independently from management in fulfilling its fiduciary obligations.
•Ensures that the independent directors, as applicable, have the opportunity (if needed), at each regularly scheduled meeting, to meet separately without non-independent directors and management present.

Other Powers and Responsibilities

•Authorized to retain independent advisors on behalf of the Board as the Board or independent directors may deem necessary or appropriate.
•Provides leadership to the Board if circumstances arise in which the chairman may be, or may be perceived to be, in conflict, in responding to any reported conflicts of interest, or potential conflicts of interest, arising for any director.

Commitment to Diversity
In January 2019, the Board adopted diversity principles, acknowledging and embracing the benefits of having a diverse board of directors. These principles have been incorporated into TriCo's corporate governance guidelines. Diversity in the Board’s composition boosts creativity and supports informed decision-making based on different perspectives. It also helps us understand and engage with a variety of stakeholders and to achieve our business and other goals increasing shareholder value.
At TriCo, board diversity consists of a number of individual elements, including gender, age, nationality, cultural and educational backgrounds, skills and experience. We believe that diversity is not a static concept, but rather a relevant mix of required elements for the Board as a whole that evolves with time based on, among other things, the relevant business objectives and future needs of TriCo. We treat board diversity as a means for improvement and development rather than an end in itself. The Board applies these principles when evaluating the composition of the Board and in evaluating potential candidates.
In evaluating the diversity of the directors and considering potential nominees, the Board also considers the director gender and diversity requirements for publicly trading companies under the California law. We complied with these requirements in 2020.

Director Resignation Policy
On February 24, 2021, the nominating and corporate governance committee amended TriCo’s corporate governance guidelines to provide that any nominee for director in an uncontested election (as long as cumulative voting is not in effect) receiving a greater number of votes withheld from the director’s election than votes for the director’s election (a "majority withhold vote"), must tender a resignation to the chair of the corporate governance and nominating committee promptly following certification of the shareholder vote. The committee will promptly consider the tendered resignation and recommend to the Board whether to accept or reject it. In determining whether to recommend acceptance or rejection of the tendered resignation, the committee will consider all factors it deems relevant including, without limitation, the stated reasons why shareholders "withheld" votes from the director, the director's length of service and qualifications, the director's contributions to the Company, and the Company's corporate governance guidelines. The Company will inform shareholders of its decision in a Form 8-K filed with the SEC within 90 days of the date of the shareholders’ meeting at which the election occurred. Our corporate governance guidelines can be found at: https://www.tcbk.com/about/corporate-governance.
Annual Election of Directors
The members of the Board are elected at least annually at the annual meeting of shareholders for one-year terms ending at the end of the next annual meeting. The Board’s nominating and corporate governance committee is responsible for preparing the proposal to shareholders for the election or re-election of directors. When considering nominees, the committee:
•Reviews the current composition of the Board taking into account the number of directors, their independence, diversity and availability for service to TriCo.
•Establishes and reviews with the Board the appropriate skills and characteristics required of the directors, also in light of our anticipated needs.
See also "Nomination and Election of Directors" on page 19.

Director Independence

We believe that independent directors play an important role in TriCo’s corporate governance and are committed to ensuring that at least a majority of our directors are independent. Our corporate governance guidelines provide that a director is independent if he or she does not have a material relationship with TriCo directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with TriCo, and otherwise qualifies as independent under the applicable rules of the Securities Exchange Act of 1934, as amended, and Nasdaq. Our independence determinations are based upon a review of all relevant transactions and relationships between TriCo, our senior management and our accountants, on the one hand, and each director and the director’s family members, on the other hand.

Our Board has affirmatively determined that all of our directors are independent as defined by Nasdaq Marketplace Rule 5605(a)(1) and our own corporate governance guidelines, with the exception of Mr. Smith who is employed as our president and chief executive officer.
In making its determination that Mr. Chrysler is independent, the Board considered that, until the end of 2015, Mr. Chrysler was a principal owner and CEO of Modern Building Inc. ("Modern"), a construction company utilized by the Bank in branch renovations/construction. Mr. Chrysler sold his interest in Modern January 2016 and is no longer employed by Modern; however, he still receives payments on a note given to him by the purchasers of Modern in connection with the sale. During 2020, TriCo utilized Modern on renovation/construction projects for Bank premises.
In making its determination that Mr. McGraw was independent, the Board considered Mr. McGraw’s former position as CEO at FNB Bancorp and its subsidiary First National Bank prior to the acquisition by TriCo in July 2018. Furthermore, the Board also considered that Mr. McGraw receives non-discretionary payments pursuant to an Executive Supplemental Compensation Agreement with First National Bank in connection with his former employment.
In making its determination that Mr. Koehnen is independent, the Board considered that the daughter of Mr. Smith and the son of Mr. Koehnen are married. These children of Messrs. Smith and Koehnen are independent adults and do not live in the household of either director.
In making its determination that Ms. Kane is independent, the Board considered the consulting services previously provided by Ms. Kane through KBS to the Bank regarding strategic planning and executive leadership. Since January 1, 2020, neither Ms. Kane nor KBS have received any payments from the Bank or the Company for consulting services. During 2019 and 2018, KBS earned approximately $115,000 and $119,000 in consulting fees, respectively.
Transactions with Related Persons
Our nominating and corporate governance committee is charged with monitoring and reviewing issues involving potential conflicts of interest and reviewing and approving all related party transactions. We have a policy adopted by our Board of Directors for reviewing transactions between TriCo and our directors and executive officers, their family members and entities with which they have a position or relationship. Our procedures for transactions with related persons are intended to determine whether any such related person transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer. All transactions between TriCo and related persons may be consummated only if our nominating and corporate governance committee approves such transaction in accordance with the procedures set forth in our policy.
We annually require each of our directors and executive officers to complete a questionnaire that seeks information about related person transactions. Our nominating and corporate governance committee and Board of Directors annually review all transactions and relationships disclosed in the questionnaires, and the Board makes a formal determination regarding each director’s independence under our corporate governance guidelines.
There were no transactions or series of similar transactions during 2020, or any currently proposed transaction, to which TriCo was or is to be a party, in which the amount involved exceeded $120,000 or in which any of our directors, director nominees, executive officers or any shareholder owning 5% or more of our common stock, or any member of the immediate family or associate of any of the foregoing persons, had or will have a direct or indirect material interest.
Indebtedness of Board and Management Members
Some of our directors, executive officers and their immediate family members and associates are customers of Tri Counties Bank and we expect to have banking transactions with them in the future. The Board reviews the terms and fairness of any loans made by the bank to our directors and officers. We have concluded that all such loans and commitments to lend were made in the ordinary course of our business and complied with applicable laws. Terms, including interest rates and collateral requirements, were substantially the same as those prevailing for comparable transactions with other persons of similar creditworthiness not affiliated with TriCo or the Bank. In the opinion of our Board of Directors, these transactions did not involve more than a normal risk of collectability or present other unfavorable features. The aggregate amount of all loans and credit extensions outstanding as of December 31, 2020, to all directors and executive officers (including their associates and members of their immediate family) was approximately $6.8 million; representing approximately 0.7% of shareholders’ equity at that time. As of the date of this proxy statement, all of these loans were performing loans.

Stock Ownership Guidelines

TriCo’s Board of Directors believes that its directors should have a stake in the performance of TriCo’s stock, to align their decisions with creating shareholder value. TriCo’s Stock Ownership Guidelines encourages directors and executive officers to accumulate a meaningful position in TriCo common stock. Directors are expected to own stock in TriCo equal in value equal to a multiple of at least three times the director’s retainer.

This minimum ownership should be achieved within five years after any new director takes office. Compliance with share ownership guidelines is reviewed annually by the nominating and corporate governance committee, which determined that all covered executive officers and directors satisfy the stock ownership guidelines except as discussed below. At December 31, 2020, all directors complied with the requirement, except for directors Garen, Kane and Vogel, who were initially appointed to the Board in February 2020. Under the guidelines, they have until February 2025 to comply with these requirements.
For executive officer stock ownership requirements, see “Compensation Discussion and Analysis - Stock Ownership Guidelines” on page 39.

No Hedging Transactions

The Company’s insider trading policy prohibits executive officers, directors and certain named employees from purchasing any financial instruments (such as prepaid variable forward contracts, equity swaps, collars or exchange funds), making short sales of TriCo securities or otherwise engaging in any transactions that hedge or offset any decrease in the market value of TriCo securities or limit the ability to profit from an increase in the market value of TriCo securities. Except as discussed above, the policy does not prohibit all employees from hedging.

No Margin Accounts or Pledges

Furthermore, the Company’s insider trading policy prohibits executive officers, directors and certain named employees from holding TriCo securities in a margin account or pledging TriCo securities as collateral for a loan.

Board Self-Assessment
Our Board conducts a self-assessment annually, which our nominating and corporate governance committee reviews and discusses with the Board. In addition, each of the committees of the Board is expected to conduct periodic self-assessments. See “Annual Committee Evaluations” on page 19.
The Board’s Role in Enterprise Risk Oversight
Our Board is responsible for overseeing risk management for the Company. Our management is responsible for the day-to-day management of these risks across the Company.
The full Board engages in periodic discussions related to risk management with executive officers and other employees as the Board deems appropriate. In addition, several Board committees have been assigned oversight responsibility for specific areas of risk; and risk management is an agenda topic at regular committee meetings. The committees consider risks within their areas of responsibility. For example, the compensation and management succession committee considers risks that may result from our compensation programs, the risk committee considers credit, interest rate and market, and operational risks, and the audit committee reviews and approves the annual plans for the Company’s and the Bank’s external audits, internal monitoring and compliance functions. The risk committee also reviews and approves the annual assessment of the Company’s enterprise risk management process and considers any need for periodic third-party evaluations of such process. The nominating and corporate governance committee evaluates governance risk. The Board, through the Bank CRA committee, evaluates the Company’s compliance with fair lending laws. And finally, the information technology steering/cyber risk committee evaluates the Company’s overall use of technology and efforts to ensure adequate processes are in place to protect the Company’s data. The Board also assigns other specific risk-related assessment matters to its committees from time to time.

Board Committee Reorganization
Effective February 26, 2020, the Board reorganized its committee structure, splitting the audit and risk committee into two committees: the audit committee and the risk committee. At that time the risk committee assumed the responsibilities of the Bank's investment/ALCO and director loan committees. Our Board also combined the IT steering and cyber security committees into the IT steering / cyber security committee. Other current Board committees include the compensation and management succession committee, the nominating and corporate governance committee, and the community reinvestment committee.
Committee Composition
Our full Board of Directors generally considers all major corporate decisions. However, we have established standing committees so that some matters can be addressed in more depth than may be practical in a full Board meeting and to comply with legal and Nasdaq requirements that certain committees be comprised of independent directors, including a compensation and management succession committee, a nominating and corporate governance committee and an audit committee. Each of these three committees operates under a written charter. Following is a description of each of these committees. Our directors also serve on various Board committees of our subsidiary, Tri Counties Bank, as discussed below.
The following table indicates for each current committee, its current membership and the number of meetings held during 2020.

	Audit (1)	Compensation and Management Succession	Nominating and Corporate Governance	Risk*	IT/ Cybersecurity*	CRA*
Meetings Held	11	5	5	5	4	2
Members
Donald J. Amaral	Chair	●	●	●
L. Gage Chrysler III				●	●	Chair
Craig S. Compton		●	●
Kirsten E. Garen				●	Chair	●
Cory W. Giese	●			Chair	●
John S. A. Hasbrook	●	●	Chair	●
Margaret L. Kane*				●	●	●
Michael W. Koehnen				●
Martin A. Mariani	●	Chair	●
Thomas C. McGraw				●	●
Richard P. Smith
Kimberley H. Vogel	●	●			●

(1) Effective February 26, 2020, the Board reorganized its committee structure, splitting the audit and risk committee into two committees: the audit committee and the risk committee. See “- Board Committee Reorganization”.
* Bank-level committees
The Board has determined that all directors, other than Mr. Smith, our chairman and CEO, are independent under Nasdaq listing standards as described at “Director Independence”.
Audit Committee (prior to February 2020, the Audit and Risk Committee). We have standing audit committees of TriCo and Tri Counties Bank. The Board has determined that Mr. Amaral, Mr. Giese and Ms. Vogel are audit committee financial experts under the rules of the SEC and that each member of the committee is financially literate as defined by Nasdaq listing standards and is independent under special standards established by the SEC and Nasdaq for audit committee members. Their qualifications and business expertise are described at “Board of Directors.” TriCo’s audit committee monitors:
•the integrity of our financial statements, including the financial reporting process and systems of internal controls regarding finance, accounting and legal and regulatory compliance,

•our compliance with legal and regulatory requirements,
•the independence, qualifications and performance of our financial executives, independent registered public accounting firm and internal audit department, and
•the communication among our independent registered public accounting firm, management, our internal audit function and the Board.
Prior to February 2020, the audit committee also reviewed and approved the annual assessment of the Company’s enterprise risk management process and considered any need for periodic third-party evaluations of such process. The risk committee now performs this function. The audit committee also annually retains our independent registered public accounting firm and approves the terms and scope of work to be performed. For more information on this committee, please see “Report of the Audit Committee” on page 56. The audit committee has authority to conduct any investigation appropriate to fulfilling its responsibilities and has direct access to all persons in the Company
Compensation and Management Succession Committee.
•considers the recommendations of our management regarding most compensation matters, including director and executive compensation,
•establishes TriCo’s compensation philosophy,
•evaluates and approves the compensation levels for our Board, chief executive officer and the other executive officers,
•produces annually, a compensation discussion and analysis of executive compensation included in this proxy statement,
•administers our long-term equity incentive plans,
•approves the benefits provided to our executive officers and directors,
•evaluates the management’s risk assessment of the Company’s incentive compensation plans,
•reviews and evaluates the Company's management of human capital; and
•establishes and reviews our management succession policies.

For more information on this committee, please see “Compensation Discussion and Analysis” beginning on page 28.
Nominating and Corporate Governance Committee.
•determines nominees to the Board in the manner described at “Nomination and Election of Directors” (page 19),
•reviews our Board committee structure and members,
•annually evaluates Board performance,
•approves any related party transactions as described at “Transactions with Related Persons” (page 15),
•monitors director independence,
•reviews our corporate governance guidelines and codes of business ethics and conduct,
•evaluated director candidates, and
•appoints the independent lead director for shareholder concerns.

Risk Committee.

•evaluates and oversees the Company’s efforts to identify, monitor and manage credit, market (including interest rate & liquidity) and operational risks, and
•periodically evaluates and sets the Company’s risk tolerances in these areas.

IT Steering / Cybersecurity Committee.

•monitors and oversees the information technology strategic plan,
•evaluates oversees the Company’s risk management practices regarding computing practices, disaster recovery, information security, and cybersecurity, and
•periodically evaluates and sets the Company’s risk tolerances in these areas.

Community Reinvestment Act Committee.

•reviews and monitors the Bank’s CRA qualified community development service performance, including community outreach and marketing efforts,
•reviews public comments regarding the Bank’s CRA performance, and
•reviews the Bank’s fair lending program and risk assessments.
Annual Committee Evaluations. The audit, compensation and management succession, and nominating and governance committees have implemented a process to assess committee performance and effectiveness. The assessments are conducted on an annual basis and include a self-assessment by each committee. The review includes an evaluation of various areas that may include committee size, composition, performance, coordination among committee members and among the standing committees, and involvement with the full Board. The results of the committee performance assessments are reviewed by each committee and discussed with the full Board. The recently formed/reconstituted risk and IT steering / cybersecurity committees will begin conducting evaluations in 2021.
CEO and Senior Management Succession Planning
Our Board, with the compensation and management succession committee, oversees CEO and senior management succession planning, which is formally reviewed at least annually. Our Board reviews potential internal senior management candidates with our CEO, third party consultants and other executive management members, including the qualifications, experience, and development priorities for these individuals. Directors engage potential senior management successors at Board and committee meetings and in less formal settings to allow directors to personally assess candidates. Further, our Board periodically reviews the overall composition of our senior management’s qualifications, tenure, and experience.
Our Board also establishes steps to address emergency CEO and senior management succession planning in extraordinary circumstances. Our emergency CEO succession planning is intended to enable our company to respond to unexpected position vacancies, including those resulting from a major catastrophe, by continuing our company’s safe and sound operation and minimizing potential disruption or loss of continuity to our company’s business and operations.
Attendance at Meetings
The Board of Directors of TriCo met seven times and the Board of Directors of Tri Counties Bank met eight times during 2020. Each director attended at least 75% of the meetings of the Board of Directors of TriCo and the meetings of the committees of TriCo’s Board of Directors on which they served.
Our corporate governance guidelines provide that each director is expected to attend our Annual Meeting of Shareholders. All fifteen directors at that time attended the 2020 annual shareholders meeting, either in person or via phone/internet. As to the 2021 Annual Meeting, in view of the ongoing COVID-19 pandemic and to ensure safety of our directors and shareholders, we will consider directors attending by teleconference or the internet to be in attendance for the purposes of this policy.
Nomination and Election of Directors
Qualifications. Our nominating and corporate governance committee determines the director nominees for each annual meeting of shareholders using the criteria set forth in our corporate governance guidelines. Our guidelines provide that all directors must be committed to representing the long-term interests of our shareholders and possess:
•the highest personal and professional ethics, integrity and values,

•informed judgment,
•sound business experience,
•the ability to make independent analytical inquiries, and
•an understanding of our business environment.
The committee has not established any specific minimum qualification standards for directors, except that no person may serve as a director who is 75 years of age or older at the time of election.
The committee may identify certain skills or attributes as being particularly desirable for specific director nominees in order to complement the existing Board composition. To date the committee has identified and evaluated nominees for directors based on several factors, including:
•business or banking experience,
•knowledge of financial accounting and related internal control requirements,
•involvement in and familiarity with our community and the markets we serve,
•risk management,
•technology, cybersecurity, and digital media,
•strategic planning,
•business operations / acumen,
•independence from the Company,
•education,
•leadership abilities,
•professional reputation and affiliation,
•prior board or public reporting company experience,
•personal interviews,
•diversity, and
•referrals from our management, existing directors and advisors.

We do not currently pay any fee to a third party to identify potential director nominees, although we have recently retained search firms to assist in identifying qualified candidates.
Shareholder Nominations. The committee will consider nominees recommended by shareholders if the recommendation is made with the proposed nominee’s consent and includes sufficient information for, and is made early enough to allow, the committee to complete the evaluation process. Section 15 of our Bylaws provides that formal nomination for election of directors may be made by the Board of Directors or by any shareholder of any outstanding class of our capital stock entitled to vote for the election of directors. Notice of intention to make any nominations must be made in writing and be delivered or mailed to our president not less than 21 days or more than 60 days prior to any meeting of shareholders called for the election of directors. If less than 21 days’ notice of the meeting is given to shareholders, the notice of intention to nominate shall be mailed or delivered to TriCo’s president not later than the tenth day following the day on which the notice of meeting was mailed. If notice of the meeting is sent by third-class mail as permitted by Section 6 of TriCo's bylaws, no notice of intention to make nominations shall be required. The notification is required to contain the following information to the extent known to the notifying shareholder:
•the name and address of each proposed nominee,
•the principal occupation of each proposed nominee,
•the number of shares of capital stock of TriCo owned by each proposed nominee,
•the name and residence address of the notifying shareholder, and

•the number of shares of TriCo stock owned by the notifying shareholder.
Nominations not made in accordance with Section 15 of TriCo's bylaws may, in the discretion of the chairman of the meeting, be disregarded. Nominees recommended by shareholders are evaluated in the same manner as other nominees. We have not received any proposals for director nominees from shareholders for this election as of the date of this proxy statement.
Cumulative Voting. Each shareholder is entitled to cumulate votes in the election of directors. This means that a shareholder may cast votes for the number of shares owned multiplied by the number of directors to be elected. For example, if you own 1,000 shares, you could cast 12,000 votes because we will be electing 12 directors at the meeting. You could cast those votes for a single candidate or distribute your votes among any or all of the candidates. However, you may not cumulate votes for a candidate unless that candidate has been properly nominated prior to the voting and you have given notice of your intention to cumulate your votes. You must express your intention to cumulate votes at the meeting prior to casting your votes in the election. If any shareholder gives notice to cumulate shares, all other shareholders shall be allowed to cumulate their votes as well. We will provide an opportunity at the meeting for any shareholder who desires to cumulate votes to announce such intention to do so. We are soliciting, by your proxy, the discretionary authority to vote proxies cumulatively. The 12 nominees receiving the highest number of votes will be elected as directors, subject to our director resignation policy discussed on page 14.
Compensation and Management Succession Committee Interlocks and Insider Participation
No member of our compensation and management succession committee is an officer, former officer or employee of TriCo or Tri Counties Bank. No executive officer of TriCo had any interlocking relationship with any other for-profit entity during 2020, including serving on the compensation committee for any other for-profit entity.

COMPENSATION OF DIRECTORS

Director Compensation
The following table summarizes the compensation paid by TriCo to our non-employee directors in 2020:

Name (1)	Fees earned or paid in cash ($)	Stock awards ($) (2)	Option awards ($)	Change in pension value and nonqualified deferred compensation earnings ($) (3)	All other Compensation ($) (4)	Total ($)	Number of stock options outstanding as of 12/31/20	Number of shares underlying stock awards outstanding as of 12/31/20
Donald J. Amaral	58,000	44,455	0	34,773	640	137,868	4,000	1,545
Thomas G. Atwood (5)	20,000	0	0	0	0	20,000	0	0
William J. Casey (5)	35,000	0	0	0	2,858	37,858	0	0
L. Gage Chrysler III	50,917	44,455	0	0	0	95,372	0	1,545
Craig S. Compton	48,000	44,455	0	50,952	775	144,182	12,000	1,545
Kirsten E. Garen	48,375	44,455	0	0	0	92,830	0	1,545
Cory W. Giese	56,750	44,455	0	0	0	101,205	9,000	1,545
John S. A. Hasbrook	50,917	44,455	0	73,913	543	169,828	12,000	1,545
Margaret L. Kane	44,000	44,455	0	0	0	88,455	0	1,545
Michael W. Koehnen	48,000	44,455	0	75,960	531	168,946	0	1,545
Martin A. Mariani	52,375	44,455	0	6,139	0	102,969	7,500	1,545
Thomas C. McGraw	48,000	44,455	0	0	0	92,455	0	1,545
Kimberley H. Vogel	44,000	44,455	0	0	0	88,455	0	1,545
W. Virginia Walker (5)	20,000	0	0	0	0	20,000	0	0

(1) Richard Smith, our President and Chief Executive Officer, is not included in this table because he is an employee of TriCo and receives no additional cash compensation for his service as a director and chairman of the board. Mr. Smith’s compensation is shown at “Compensation of Named Executive Officers” on page 42.
(2) Represents the grant date fair value determined in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718. Stock compensation is described in Note 17 - Stock Options and Other Equity-Based Incentive Instruments" to the Company's consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC on March 1, 2021. On May 28, 2020, we granted each of our then-current non-employee directors a restricted stock unit (“RSU”) award for 1,509 shares of common stock that vests in full on May 28, 2021. Stock awards outstanding as of December 31, 2020 represent these grants and include the amount of dividends reinvested in RSUs. Dividends accrue without interest with respect to the corresponding number of shares subject to the award. Such dividend equivalents accrue and are converted into additional shares (equal to the fair market value of TriCo’s common stock at the time of such dividend). Such additional shares do not vest unless and until the underlying award vests.
(3) Except for Mr. Mariani, balances reflect the change in actuarial value during 2020 of each participating director’s account under the director supplemental retirement plan described on page 23. With respect to Mr. Mariani only, balance reflects the above-market interest earned during 2020 under our deferred compensation plan described below.
(4) Reflects the taxable value attributable to the split dollar life insurance benefits described on page 24.
(5) Retired on May 27, 2020.

Composition of Director Compensation
Cash Retainers. During 2020, we paid our non-employee directors a retainer of $4,000 per month. Prior to his retirement from the board in May 2020, William Casey received an additional $3,000 per month (which was inclusive of compensation towards his chairmanship of the Board, the compensation and management succession committee and the nominating and corporate governance committee). Furthermore, during 2020, the chair of the audit and risk committee (audit committee, after the committee reorganization) received an annual retainer of $10,000. Beginning in June 2020, additional annual retainers are paid to the Independent Lead Director ($7,500); the chair of the audit committee ($10,000); $7,500 each to the chairs of the risk, compensation and IT/cyber risk committees; and $5,000 each to the chairs of the nominating and corporate governance and CRA committees. We do not pay our directors any additional compensation to attend Board or committee meetings.

Equity Based Awards. A significant portion of each non-employee director’s annual compensation is in the form of equity, which the Board believes helps align director compensation with the interests of our stockholders. Under our stock plan, each director in 2020 was awarded $45,000 in RSUs that vest one year from the date of grant.

Other Director Compensation Matters

Indemnity Agreements. In addition, each director has an indemnity agreement under which each of TriCo or the Bank will indemnify the director against claims arising or relating to the director’s service as a director, was covered by directors’ and officers’ liability insurance and was reimbursed for expenses incurred in connection with attendance at Board meetings (including expenses related to spouses when spouses are invited to attend Board events).
Deferred Compensation Plans. In 2005 we adopted a deferred compensation plan permitting our directors to defer payment of their retainer fees until retirement, termination of directorship, or death. A director can defer up to a lifetime maximum of $1.5 million for all deferrals under this plan and our predecessor plan, which permitted director deferrals from 1992 until 2004. A director who elects to defer retainer fees for any year must defer a minimum of $200 per month. In 2020, Mr. Mariani elected to defer $52,375 in fees under this plan. The plan also permits us to make discretionary contributions to a director’s account. To date, we have not made any discretionary contributions on behalf of any directors. A director’s plan benefit is payable upon the director’s retirement, the termination of directorship or death. All distributions under the plan are subject to the rules of Section 409A of the Internal Revenue Code (the “Code”). The plan is nonqualified, unsecured and unfunded.

For contributions made prior to January 1, 2021, interest accrues on directors’ deferred compensation plan accounts at a rate equal to 1% above the monthly equivalent of the annual yield of the Moody’s average corporate bond yield index for the preceding month. From the time that a director leaves our Board and until benefits are paid, a director’s account under the plan is credited with interest each month at the monthly equivalent of the annual yield of the Moody’s average corporate bond yield index for the preceding month. Due to the historic low rates of interest and to minimize future costs, the Board determined to reduce the interest earned on deferrals under the plan for 2021 to a rate of 1.0% below the Moody Index with a floor of 0.5%. A director is immediately 100% vested in any deferrals and any related interest on those deferrals. We determine the vesting rate for any discretionary contributions credited to a director’s account and any related interest. Notwithstanding the foregoing, if a director is removed for cause, our compensation and management succession committee can decide whether the interest credited to the director’s account with respect to any deferrals and our discretionary contributions, if any, are forfeited.
Director Supplemental Retirement Plan. In 2004, we adopted a supplemental retirement plan to provide additional retirement benefits to directors who retire on or after January 1, 2004. This plan replaced our supplemental retirement plan for directors originally adopted in 1987 and any benefit accrued by a director as of December 31, 2003 under this earlier plan will be paid under the terms of the 2004 plan. Directors joining our Board after 2007 are not eligible to participate in this plan. However, any of the eligible outside directors who attains “director emeritus” status becomes qualified to participate in the 2004 plan. A participating director retiring on or after age 55 with at least 15 years of service, or after a change of control with any number of years of service, can receive an annual lifetime benefit equal to the amount of his base Board fees paid by us during the final year of service. The amount of the retirement benefit is reduced for each month that the benefit commencement date precedes the director’s 65th birthday. A director’s annual benefit payments under the plan begin the month after retirement. If a director is involuntarily removed, all benefits under this plan are forfeited. The plan is nonqualified, unsecured and unfunded.
Effective December 14, 2017, the 2004 Director’s Supplemental Retirement Plan was frozen to use the annual retainer fee in effect on December 14, 2017 ($36,000). Participating directors Amaral, Compton, Hasbrook and Koehnen will continue to accrue service under the plan and no new directors are eligible to join the plan.
Split Dollar Life Insurance. We have entered into joint beneficiary agreements with Messrs. Amaral, Hasbrook, Koehnen and Compton under a previous director compensation program. These agreements provide that TriCo owns and pays premiums on a split dollar life insurance policy to provide various death benefits in certain circumstances to the beneficiaries named by each of these directors.
Long Term Care Agreements. In 2003, we entered into long-term care agreements with all eligible directors and executive officers and paid a one-time premium for long-term care insurance for each participant. The single premiums cost approximately $50,000 for each participant and were amortized by TriCo over five years. The long-term care insurance provides long-term care benefits if a participant becomes disabled or has a long-term medical condition. Directors Amaral, Compton, and Koehnen are participants under such agreements.
Periodic Review of Director Compensation

The compensation and management succession committee periodically assesses non-employee director compensation relative to TriCo’s peers at least every two years using data from, and with the assistance of, an independent consultant. In 2020, Aon plc (“Aon”), the compensation and management succession committee’s compensation consultant, conducted a survey of director compensation practices of its peers. However, because of the uncertainty of the pandemic, the Board determined to keep the board annual retainers at 2019 levels, however, as discussed above, there were some adjustments to committee chair retainers, the independent lead director retainer, and a $5,000 increase in the value of the RSU grant compared to 2019.

OWNERSHIP OF VOTING SECURITIES

The following table shows the common stock ownership as of April 1, 2021 for beneficial owners of more than 5.0% of our outstanding common stock, each of our directors, our named executive officers for whom we provide executive compensation information in this proxy statement, and our directors and executive officers as a group (including those officers named on page 27 but who are not named executive officers).

Beneficial owners	Number of shares beneficially owned(1)		Percentage of shares beneficially owned outstanding
5% Holders
FMR LLC 245 Summer Street Boston, Massachusetts 02210	2,320,220	(2)	7.8%
BlackRock Inc. 55 East 52nd Street New York, NY 10055	2,100,511	(3)	7.1%
Directors and Executive Officers of TriCo and Tri Counties Bank
Donald J. Amaral	17,910	(4)	*
Daniel K. Bailey	50,393	(5)
Craig B. Carney	41,283	(6)	*
L. Gage Chrysler III	53,695	(7)	*
Craig S. Compton	171,156	(8)	*
John S. Fleshood	19,434	(9)	*
Kirsten E. Garen	1,552	(10)	*
Cory W. Giese	17,834	(11)	*
John S. A. Hasbrook	56,991	(12)	*
Margaret L. Kane	1,552	(13)	*
Michael W. Koehnen	214,828	(14)	*
Martin A. Mariani	58,731	(15)	*
Thomas C. McGraw	346,907	(16)	1.17%
Richard P. Smith	327,765	(17)	1.10%
Kimberley H. Vogel	1,552	(18)	*
Peter G. Wiese	11,164	(19)	*
All TriCo directors and executive officers as a group (18 persons)	1,398,441	(20)	4.70%

*Less than 1%.
(1) Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares. Unless otherwise indicated below, all persons listed in the table have sole voting and dispositive power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Pursuant to the rules of the SEC, the number of shares of common stock deemed outstanding includes shares issuable upon settlement of RSUs held by the respective persons that will vest within 60 days of April 1, 2021 and pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of April 1, 2021.
(2) Based on a Schedule 13G/A filed by FMR LLC with the SEC on February 8, 2021 disclosing that it held sole dispositive power over all of the shares.
(3) Based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 1, 2021 disclosing that it held sole voting power over 2,027,453 shares and sole dispositive power over 2,100,511 shares.
(4) Includes stock options for 4,000 shares and 1,552 underlying RSUs that vest within 60 days of the voting record date.
(5) Includes 330 underlying RSUs that vest within 60 days of the voting record date and 9,117 shares allocated to Mr. Bailey’s account in the ESOP.
(6) Includes 340 shares underlying RSUs that vest within 60 days of the voting record date and 17,403 shares allocated to Mr. Carney’s account in the ESOP.
(7) Includes 928 shares held by Mr. Chrysler’s spouse and 1,552 underlying RSUs that vest within 60 days of the voting record date.

(8) Includes 34,814 shares held in an IRA account for the benefit of Mr. Compton, fully vested stock options for 12,000 shares, and 1,552 underlying RSUs that vest within 60 days of the voting record date.
(9) Includes 622 shares underlying RSUs that vest within 60 days of the voting record date and 1,033 shares allocated to Mr. Fleshood’s account in the ESOP.
(10) Includes 1,552 underlying RSUs that vest within 60 days of the voting record date.
(11) Includes 500 shares held by Mr. Giese's spouse, fully vested stock options for 9,000 shares, and 1,552 underlying RSUs that vest within 60 days of the voting record date.
(12) Includes fully vested stock options for 12,000 shares and 1,552 underlying RSUs that vest within 60 days of the voting record date.
(13) Includes 1,552 underlying RSUs that vest within 60 days of the voting record date.
(14) Includes 97,715 shares owned by CF Koehnen & Sons, of which Mr. Koehnen is an owner, 8,600 shares owned by the CF Koehnen & Sons Profit Sharing Plan of which Mr. Koehnen is trustee, 4,400 shares owned by the Helen Koehnen Trust of which Mr. Koehnen is trustee, and 2,300 shares owned by Mr. Koehnen's spouse. Also includes 1,552 underlying RSUs that vest within 60 days of the voting record date.
(15) Includes fully vested stock options for 7,500 shares and 1,552 underlying RSUs that vest within 60 days of the voting record date
(16) Includes 1,552 underlying RSUs that vest within 60 days of the voting record date.
(17) Includes 238 shares held by Mr. Smith's spouse, fully vested stock options for 84,000 shares, 1,136 shares underlying RSUs that vest within 60 days of the voting record date, and 36,283 shares allocated to Mr. Smith's account in the ESOP.
(18) Includes 1,552 underlying RSUs that vest within 60 days of the voting record date.
(19) Includes 374 shares allocated to Mr. Wiese's account in the ESOP.
(20) Includes stock options for 128,500 shares, 19,733 shares underlying RSUs that vest within 60 days of the voting record date, and 64,727 shares allocated to executive officers' accounts in the ESOP. Does not include 1,215,740 shares of stock held by the ESOP, to the extent they are not allocated to executive officer accounts. Directors Amaral, Koehnen, and Smith are trustees of the ESOP. Does not include any unvested performance RSUs ("PSUs") as it is not certain as to whether they vest until the vesting determination date.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following persons currently serve as executive officers and senior management of both TriCo and Tri Counties Bank.
Richard P. Smith. Information about Mr. Smith can be found at “Board of Directors.”
Daniel K. Bailey. Daniel Bailey, age 52, has been Executive Vice President, Chief Banking Officer since July 2019. Prior to that, he was Executive Vice President, Chief Retail Banking Officer from 2015 to July 2019 and previously held the title of Executive Vice President - Retail Banking & Bank Operations from May 2007 to 2015. Prior to joining Tri Counties Bank, Mr. Bailey spent fifteen years at Wells Fargo Bank where he served in numerous senior management positions managing retail branch operations in Northern California.
Craig B. Carney. Craig Carney, age 62, has served as Executive Vice President and Chief Credit Officer of Tri Counties Bank since 2007. From 1997 until 2007 he was Senior Vice President and Chief Credit Officer of Tri Counties Bank. From 1985 to 1996 Mr. Carney was employed by Wells Fargo Bank in various lending capacities. His most recent position with Wells Fargo was as Vice President, Senior Lender in commercial banking from 1991 to 1996. Mr. Carney served as a consultant to Tri Counties Bank from 1996 until his employment in 1997.
John S. Fleshood. John Fleshood, age 58, has served as Executive Vice President and Chief Operating Officer of TriCo and Tri Counties Bank since December 2016. Previously, Mr. Fleshood served in a variety of management positions at Wintrust Financial Corporation, a financial holding company based in Rosemont, Illinois from 2005 to 2016, including most recently as Executive Vice President and Chief Risk Officer. Prior to that, Mr. Fleshood served as Senior Vice President and Chief Financial Officer of the Chicago affiliate of Fifth Third Bank from 2001 to 2005, and as Vice President and Manager of the Treasury Division from 1992 to 2001.
Gregory A. Gehlmann. Gregory Gehlmann, age 59, has served as Senior Vice President and General Counsel since May 2017. Previously, he served as Chief Bank Counsel & Corporate Secretary of Heritage Oaks Bank, Paso Robles, California from 2014 to 2017. In 2014, he was an expert witness regarding fiduciary duties of corporate directors and officers and the duties / responsibilities of law firms in advising troubled companies. From 2005 to 2013, he served as General Counsel & Corporate Secretary at First Financial Bancorp, Cincinnati, Ohio where he also served as Chief Risk Officer from 2006 to 2008. Prior to that, he practiced law for 16 years in Washington, D.C.
Judi A. Giem. Judi Giem, age 56, has served as our Senior Vice President and Chief Human Resources Officer since May 2020. Previously, from October 2016 to February 2020, she was Senior Vice President, HR and Talent Management Director at Banner Bank, Walla Walla, Washington. Ms. Giem served as an Executive Relationship Manager for Ultimate Software Computer Software from July 2016 to October 2016; and from June 2014 to July 2016, she was Director of Talent Management at Itron, Liberty Lake, Washington. Prior to that, Ms. Giem was Vice President, Director of HR Systems and Payroll at Sterling Savings Bank, Spokane, Washington (acquired by Umpqua Bank) from 2006 to 2014. Ms. Giem has over 20 years of experience in the human resources field.

Peter G. Wiese. Peter Wiese, age 46, has served as Executive Vice President and Chief Financial Officer of TriCo and Tri Counties Bank since August 2018. From June 2018 to August 2018, he was a consultant to the Bank. Prior to that, he was a partner with the public accounting firm of Crowe LLP from 2011 through April 2018 specializing in the financial services and banking industries. Mr. Wiese has over 20 years of experience in public accounting. Mr. Wiese is a Certified Public Accountant licensed in California.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction
TriCo’s executive compensation program is designed to support TriCo’s mission to:
•Improve the financial success and well-being of TriCo’s shareholders, customers, communities and employees;
•Provide opportunities for TriCo’s employees to achieve unparalleled personal and professional success; and
•Enable TriCo’s shareholders to achieve the exceptional rewards of ownership.
You should read this section of the proxy statement in conjunction with the advisory vote that we are conducting on the compensation of our named executive officers (see “Proposals to be Voted on at the Annual Meeting -- Advisory Vote Concerning Executive Compensation” on page 1). This Compensation Discussion and Analysis contains information that is relevant to your voting decision.
Named Executive Officers

From the executive officers listed on page 27 of this proxy statement, TriCo identified the following as named executive officers for 2020:

•Richard P. Smith, President and Chief Executive Officer
•Peter G. Wiese, Executive Vice President and Chief Financial Officer
•John S. Fleshood, Executive Vice President and Chief Operating Officer
•Craig B. Carney, Executive Vice President and Chief Credit Officer
•Daniel K. Bailey, Executive Vice President and Chief Banking Officer

The Compensation Discussion and Analysis is organized into three sections:
•Section 1 - Executive Summary
•Section 2 - Performance and Pay
•Section 3 - Compensation Process and Decisions

Key Features – Executive Compensation

•Pay for performance with emphasis on long-term performance
• Competitive benchmarking against peers
• Double trigger change in control severance
• Executive compensation agreements and plans have 280G carve backs and no tax gross-ups
• No excessive executive perks

Key Features – Compensation Oversight and Governance

• Independent Board oversight of CEO compensation (based on the compensation committee’s recommendations)
• Independent compensation committee oversight of non-CEO executive compensation
• Independent compensation consultant to the compensation committee

Key Features – Risk Management

•No incentive plans encourage excessive risk taking
•Recoupment (or clawback) policy
• Hedging or pledging of TriCo common stock is prohibited. Insiders are prohibited by policy to hedge, sell puts, sell shorts, or pledge our securities

Key Features - Alignment with Shareholder Interests

•Say on Pay vote on an annual basis: Approved by 95% of votes cast in 2020; with 95% or higher approval since 2017
•Executive equity ownership guidelines
•50% of equity grants focused on shareholder return (indexed to TSR)
• No repricing of options without shareholder approval

Section 1—Executive Summary
Our Response to Say on Pay Vote:
The compensation and management succession committee (which we refer in this section as the “Committee”) continues to monitor and consider the interests of TriCo’s shareholders regarding executive compensation. We are pleased that in 2020, over 95% of the votes cast (excluding broker non-votes) supported TriCo’s “Say on Pay” proposal. Our Board, the Committee, and our executive team continue to review our executive compensation practices and look for opportunities to improve and strengthen its pay for performance objective and alignment with shareholders’ interests. During the past year the Committee took the following actions:
•Reengaged Aon, plc ("Aon'), a leading human resources and executive compensation consulting firm, to perform a review of TriCo’s executive compensation program and make recommendations for enhancements to ensure market competitiveness.
•Reviewed Institutional Shareholder Services and Glass Lewis analyses to further understand any ongoing or new concerns about TriCo’s compensation program.
•Did not increase base salaries in 2020 due to the uncertainties of the COVID-19 pandemic

•After evaluating the Company's performance both financially and in response to the pandemic, determined to payout target incentive payments to all named executive officers.
•Continued to focus on having a larger percentage of executive pay contingent on performance, by increasing equity grants as a percentage of the total mix of executive compensation.

•Continued the use of performance-based equity awards. Since 2014, half of the annual equity grants to the chief executive officer and other executive officers consists of performance-based RSU,s or "PSUs", where the value of the award upon vesting is based upon total shareholder return (TSR) relative to the KBW Nasdaq Regional Banking Index (KRX). The fourth performance period began on the grant date for the awards granted in 2017 for the three-year performance period completed in May 2020, and TriCo’s TSR performance relative to the KBW Regional Banking Index yielded the payout of 140%. The PSU design and these three-year performance results are discussed further under the Equity Compensation section below. TriCo has maintained the same PSU program design and extended it further into the organization. During 2020, the Committee reviewed the mix PSUs and RSUs for fixed amount of shares that vest over time and continues to believe that the 50%/50% split is a reasonable mix for the retention and incentive elements and serves to align our executives with shareholders. While the Committee annually revisits the program design, metrics considered, and weighting before issuing new grants to continuing executives but does not expect the weighting of performance-based equity for awards for executives to be less than 50% in future years.

•TriCo has maintained stock ownership guidelines since 2012. Under the guidelines, TriCo’s chief executive officer, executive vice presidents and directors are expected to acquire and maintain minimum positions in TriCo common stock. In February 2021, the nominating and corporate governance committee conducted its annual review and confirmed that all covered executive officers and directors satisfied the stock ownership guidelines, except for our newest directors, Garen, Kane and Vogel who have until February 2025 to comply. The nominating and corporate governance committee also conducted an annual review of the stock ownership guidelines to determine whether they continue to be appropriate. No changes to the guidelines were made during the past year. See “Stock Ownership Guidelines” on page 39.
Financial Highlights:
In 2020, TriCo accomplished the following:
•Reported earnings of $64.8 million for 2020 compared to $92.1 million in 2019. Earnings for 2020 were impacted by the Bank’s adoption of the Current Expected Credit Losses accounting standard, known as CECL, coupled with the pandemic, which had a significant impact on the Bank’s provision for loan losses.
•The efficiency ratio at the year ended December 31, 2020 was 55.11% compared to 59.71% at December 31, 2019.
•TriCo paid $0.88 per share in cash dividends in 2020 compared to $0.82 per share in 2019, and capital ratios remained well above regulatory minimums to be considered “well-capitalized.”
•Grew deposits and loans, including promptly pivoting to implement a PPP loan program as traditional loan demand significantly decreased during that period.
•Record mortgage loan originations and refinancings due to historically low interest rates.
•TriCo remained focused on improving operational efficiency while continuing to invest in service delivery and enhanced capabilities for our employees and our customers.

Summary of 2020 Compensation Decisions:
Despite the unprecedented challenges presented in 2020 from the global COVID-19 pandemic and other extraordinary events such as unrest related to calls for racial and social justice reform, the Company delivered a year of solid performance and growth, all while navigating difficult business and operating conditions. While we shifted our attention and priorities to better support our business and people through these challenges, we maintained our core compensation strategy and objectives, including pay for performance, appropriate risk management and talent retention. As further explained in this Compensation Discussion & Analysis, our key areas of focus during 2020 were:
•Broadly supporting our employees with physical and mental health, financial, and practical work-from-home support during the pandemic crisis — in particular we:
◦Provided incentive plan pool funding at target, despite not meeting the budgeted net income target;
◦Maintained our core executive compensation program which emphasizes pay for performance, particularly long-term performance and limited, if any, increases in base salary, consistent with prior years; and
◦Continued focus on risk management.
•Specifically:
◦The Committee did not increase the base salaries of the CEO and other named executive officers due to the uncertain economic climate caused by the pandemic.
◦Mr. Smith received a bonus at target consisting of 60% of base salary. Bonuses for the other named officers who were employed at year-end received bonuses at target ranging from 40% to 55% of base salary.
◦We emphasized long-term, performance-based pay, placing greater emphasis on equity as a percentage of total executive pay. One-half of the equity granted is tied to performance.
As we continue navigating the challenges that have carried into 2021, we will adjust, as needed, our executive compensation strategy and approach to continue to effectively drive the Company’s sustainable, long-term growth and strategy.

Section 2— Performance and Pay
TriCo has long maintained a strong pay-for-performance philosophy that links executive compensation to achievement of the operating and financial goals set by the Board of Directors. TriCo believes that growth in diluted earnings per share and a continued focus on maintaining a strong balance sheet are key factors in maximizing return to our shareholders.
In 2020, TriCo achieved the following results, compared with prior periods:

Financial Metric	12/31/20	12/31/19	12/31/18
Net income per diluted share	$2.16	$3.00	$2.54
Non-performing assets to total assets ratio	0.39%	0.30%	0.47%
Loans, net of allowance at FYE (000’s)	$4,671,280	$4,276,750	$3,989,432
Deposits at FYE (000’s)	$6,505,934	$5,366,994	$5,366,466
Dividends declared per share	$0.88	$0.82	$0.70
Total risk based capital ratio	15.2%	15.1%	14.4%
The following graph shows TriCo’s total shareholder return, or TSR, compared with the KBW Nasdaq Regional Banking Index over the past five years. The KBW Nasdaq Regional Banking Index is a regional bank stock index that is comprised of approximately 50 regional banks and thrift stocks selected by Keefe, Bruyette & Woods, Inc., a nationally recognized investment banking firm focused on the financial services sector.

Total Return Performance
TriCo Bancshares
KBW Nasdaq Regional Banking Index
Index Value
200
150
100
50
12/31/15
12/31/16
12/31/17
12/31/18
12/31/19
12/31/20

	Period Ending					
Index	**12/31/15**	**12/31/16**	**12/31/17**	**12/31/18**	**12/31/19**	**12/31/20**
TriCo Bancshares	100.00	127.23	143.48	130.42	160.92	143.26
KBW Nasdaq Regional Banking Index	100.00	139.02	141.45	116.70	144.49	131.91

Source: S&P Global Market Intelligence © 2021

As the chart indicates, the total shareholder return to TriCo investors is approximately 43% over the five years ended December 31, 2020. TriCo exceeded the KBW Nasdaq Regional Banking Index which returned approximately 32% during this five-year period. Further, TriCo’s compensation program structure and committee decisions during this period reflect a strong pay-for-performance commitment.

Section 3—Compensation Process and Decisions
Compensation Philosophy
TriCo’s executive compensation program is designed to maximize shareholder value by aligning compensation with TriCo’s performance and to attract, retain, motivate and reward a highly qualified executive management team. The Committee believes that these objectives can best be met by linking compensation to the achievement of both individual and corporate performance.
The underlying philosophy behind TriCo’s compensation program is straightforward: TriCo pays competitive salaries and rewards executives for enhancement of shareholder value and sustained individual superior performance. Consistent with this philosophy is TriCo’s commitment to offer fair pay based on the respective roles of TriCo’s executives, the market value of their jobs and the opportunity to earn additional cash and non-cash compensation when they provide superior performance.
Role of the Compensation and Management Succession Committee
The Committee has the primary authority to determine TriCo’s compensation philosophy and to establish compensation for Richard P. Smith, TriCo’s President and Chief Executive Officer, and TriCo’s other executive officers. Each component of compensation for TriCo’s executives is generally administered under the direction of the Committee and is reviewed on an annual basis to ensure that remuneration levels and benefits in totality are competitive and reasonable using the guidelines described below. In determining each level of compensation and the total compensation package, the Committee reviews a variety of sources to determine and set compensation. Mr. Smith aids the Committee by providing annual recommendations regarding the compensation of all executive officers, other than himself. The Committee can exercise its discretion by modifying any recommended adjustments or awards to the executives. Each executive also participates in an annual performance review with Mr. Smith that includes a self-evaluation for the period being assessed. The Committee performs Mr. Smith’s annual performance review.
While the Committee does not set compensation at specific percentage levels compared to the market, the Committee does seek to provide salary, incentive compensation opportunities and employee benefits that fall within the average practice of TriCo’s competitors. The Committee periodically, and as warranted, considers compensation levels of executives with similar qualifications and experience at banks of similar size or operational complexity.
Surveys prepared by management with the assistance of Aon are also used periodically to assess whether TriCo is maintaining its labor market competitiveness. These surveys compare TriCo’s compensation programs to the compensation programs of similarly-sized bank holding companies primarily located in the Western United States, but primarily California.
Peer Group

The Committee routinely benchmarks and compares our compensation and performance against selected peer companies. It utilizes this information as a reference for setting pay and making pay decisions. The Committee, with its compensation consultant and management, conducts a review of the composition of the Company's peer group at least every two years to take into account such factors as asset growth and merger and acquisition activity. In its determination, the Committee considers a variety of factors and characteristics including, among other things, geography (notably the Western United States), market capitalization, asset size, performance on financial and market-based measures, and extent they compete with our business, as well as for talent.

In January 2020 the Committee retained Aon to update its peer group from 2018 based on the Company’s overall growth as well as changes in the earlier peer group due to merger and acquisition activity. The Committee approved the new peer group to be used in 2020; which consisted of 21 financial institutions with total assets of between $2.6 billion and $15.4 billion at December 31, 2019 (including pending acquisitions):

Hope Bancorp, Inc.	First Interstate BancSystem	Glacier Bancorp Inc.
Columbia Banking System Inc.	Banner Corp.	Pacific Premier Bancorp
Axos Financial Inc.	CVB Financial Corp.	Banc of California Inc.
Opus Bank	Luther Burbank Corp.	HomeStreet Inc.
First Foundation Inc.	National Bank Holdings Corp.	Hanmi Financial Corp.
Heritage Financial Corp.	Preferred Bank	Heritage Commerce Corp
Farmers & Merchants Bancorp	Sierra Bancorp	Bank of Marin Bancorp

The following is a discussion of the differences between the 2018 and 2020 peer groups: Guaranty Bancorp and CoBiz Financial Inc. were removed due to acquisitions; and Sierra Bancorp and Bank of Marin Bancorp were added at the lower end of the peer group based on their asset size to move TriCo closer to the 50th percentile (TriCo was at the 40th percentile in the peer group). The median asset size of the new peer group was $7.2 billion (including pending acquisitions) at December 31, 2019.

In February 2021, the Committee completed its evaluation of the 2020 peer group in light of acquisitions and asset growth. Based on its review, in consultation with Aon, the Committee determined to modify the peer group as follows:

Glacier Bancorp Inc.	First Interstate BancSystem	Hope Bancorp, Inc.
Columbia Banking System Inc.	Banner Corp.	Axos Financial Inc.
CVB Financial Corp.	Banc of California Inc.	HomeStreet Inc.
Luther Burbank Corp.	First Foundation Inc.	Heritage Financial Corp.
National Bank Holdings Corp.	Hanmi Financial Corp.	Preferred Bank
Farmers & Merchants Bancorp	Heritage Commerce Corp

Based on total assets as of December 31, 2020, the modified peer group consists of 17 financial institutions with total assets of between $4.5 billion and $18.5 billion. Four financial institutions were removed from the peer group for the following reasons: Opus Bank due to its acquisition by Pacific Premier Bancorp; Pacific Premier Bancorp growth pushed it to 2.6 times the size of TriCo; and Sierra Bancorp and Bank of Marin Bancorp due to their smaller asset size in comparison to TriCo. The median asset size of the revised peer group was $7.2 billion at December 31, 2020, with TriCo at the 53rd percentile.

The Committee does not solely rely on comparative data from the peer group. Such comparative data provides helpful market information about our peer companies as a reference, but the Committee does not target any specific positioning or percentile, nor does it use a formulaic approach, in determining executive pay levels. The committee may refer to other banks or financial companies outside of the peer group for additional benchmarking information. It also utilizes other resources, including published compensation surveys and other available proxy and compensation data. All such comparative peer data and supplemental resources are considered, along with the Company’s pay for performance and internal parity objectives. All applicable information is reviewed and considered in aggregate, and the Committee does not place any particular weighting on any one factor.
Role of the Compensation Consultant

To assist in its efforts to meet the objectives outlined above in 2020, the Committee retained Aon to provide general executive compensation consulting services to the Committee and to support management’s need for advice and counsel. The Committee’s charter authorizes the Committee to retain or terminate consultants and to engage other advisors.

The independent compensation consultant reports directly to the Committee but typically collaborates with management to obtain data, clarify information, and review preliminary recommendations prior to the time they are shared with the Committee. In addition, the Committee has the ability to meet with its consultant in executive sessions as the Committee may request from time to time. The consultant provides data regarding market practices and works with management and the Committee to develop recommendations for changes to plan designs and policies consistent with the philosophies and objectives discussed earlier. Fees billed by Aon in 2020 for advice and services provided to the Committee were approximately $84,000.

During 2020, Aon also provided services to our Company relating to non-executive compensation, including ad hoc compensation projects, and actuarial services and related disclosure requirements. Services provided to management and not the Committee were approved by management and not the Committee. Fees billed by Aon in 2020 for additional services provided to the Company were approximately $15,000.

Upon consideration of factors pursuant to Nasdaq compensation advisor independence rules, the Committee has concluded that no conflict of interest exists that would prevent Aon from independently representing the Committee. The Committee’s conclusion was based on the following factors:

•Executive compensation consulting services provided to the Committee and other consulting services provided to management were performed by separate and distinct divisions of Aon;
•The Committee’s decision to engage Aon was independent of management’s engagement of Aon;
•Total fees paid in 2020 to Aon were not material in the context of total revenues disclosed in Aon’s most recent annual report;
•Aon has adopted and disclosed to the Committee its executive compensation consulting protocols for client engagements and the Committee believes these protocols provide reasonable indications that conflicts of interest will not arise;
•Aon reports directly to the Committee chair on executive compensation matters;
•The Committee members and executive officers of the Company have no business or personal relationship with Aon; and
•The Committee, in its discretion, determines whether to retain or terminate Aon.
Compensation Program Components
The compensation program for TriCo’s executives consists of three fundamental components:
•base salary,
•annual performance-based incentive compensation consisting of a cash bonus, and
•long-term incentive compensation comprised of equity-based awards intended to reward executives for the enhancement of shareholder value and to promote retention.
This program enables TriCo to tie executive compensation to TriCo’s performance, reward individual performance and attract and retain a highly-qualified executive management team. As a result, the Committee believes that this program best serves the interests of TriCo and TriCo’s shareholders. The particular elements of TriCo’s compensation programs are set forth below. Each executive’s current and prior compensation is considered in setting future compensation.
A significant percentage of total compensation is allocated to incentives, based on TriCo’s philosophy of emphasizing long-term, performance-based pay. TriCo has no pre-established policy or target for the allocation between either cash and non-cash, or short- and long-term, incentive compensation. However, consistent with its focus on long-term, performance-based pay, in 2020 the Committee further focused on placing greater emphasis equity as a percentage of total executive compensation. Based on the summary compensation table on page 42, compensation for Chief Executive Officer and the named executive officers in 2020 and 2019 was allocated as follows (excluding the change in pension value and nonqualified deferred compensation earnings):

	Mix of Total Compensation – CEO (1)
	2020	2019
Base salary	38.1%	44.0%
Short-term incentives (annual incentive bonuses)	22.8%	26.4%
Long-term incentives (equity awards)	34.0%	26.7%
Benefits (perks)(2)	5.1%	2,9%
Total	100.0%	100.0%

(1)The chart does not take into account certain post-retirement benefits. See “Compensation of Named Executive Officers – Pension Benefits” and “- Nonqualified Deferred Compensation”.
(2)For 2020, also includes $65,405 due to the one-time buyout of the CEO’s accrued vacation. See “- Elimination of Vacation Accrual” on page 38.

	Mix of Total Compensation – Other Named Executive Officers (1)
	2020	2019(1)
Base salaries	43.8%	53.0%
Short-term incentives (annual incentive bonuses)	21.0%	25.3%
Long-term incentives (equity awards)	28.5%	19.0%
Benefits (perks)(2)	6.7%	2.7%
Total	100.0%	100.0%

(1)The chart does not take into account certain post-retirement benefits. See “Compensation of Named Executive Officers – Pension Benefits” and “Nonqualified Deferred Compensation”.
(2)For 2020, also includes an aggregate of $154,350 one-time payments to the other named executive officers due to the buyout of the named executive officer’s accrued vacation. See “- Elimination of Vacation Accrual” on page 38.
Base Salaries
The Committee reviews base salaries annually to align them with market and industry levels as appropriate and after taking into account TriCo’s general financial performance and the executive’s role, responsibilities, experience and future potential. The Committee seeks to establish base salaries that are within the competitive range of salaries for persons holding similarly responsible positions at peer banks and bank holding companies. The Committee also takes into consideration the impact of changes in cash compensation on the expected future cost of supplemental retirement plans.

Chief Executive Officer Base Salary

For 2020, due to the risks and uncertainties facing TriCo as a result of the pandemic, the Committee left the CEO’s base salary unchanged from his 2019 year-end level of $825,000. No merit or market adjustments were made in 2020.

Other Named Executive Officers
Due to the uncertainty of the pandemic, the Committee did not increase executive base salaries from 2019 year-end levels for 2020. No merit or market adjustments were made in 2020.

Name	2020 Base Salary	2019 Base Salary(1)	Percentage Increase
Peter Wiese	$480,000	$480,000	0%
John Fleshood	$428,480	$428,480	0%
Craig Carney (2)	$400,000	$400,000	0%
Dan Bailey (3)	$400,000	$400,000	0%

(1)As of December 31, 2019.
(2)Mr. Carney’s base salary was initially increased to $337,396 in April 2019 and again increased to $400,000 in September 2019 after the Compensation Committee conducted a compensation review for comparable positions as well as utilizing its own judgment which considered Mr. Carney's responsibilities and experience.
(3)On July 31, 2019, Mr. Bailey was promoted from Chief Retail Banking Officer to Chief Banking Officer and his base salary was increased from $321,527 to $350,000 at that time. In addition, his base was increased to $400,000 in September 2019 after the Compensation Committee conducted a compensation review for comparable positions as well as utilizing its own judgment based on the duties relevant to this position and experience.

Based upon guidance provided by Aon through its peer proxy data analysis and additional information captured through a variety of sources, including Aon/McLagan and the California Banker's Association, TriCo believes that it compensates its executives equitably when compared to competitive companies in that peer group.
Annual Incentive Bonuses
It is the Committee’s objective to have a substantial portion of each executive’s compensation contingent upon TriCo’s performance as well as upon the executive’s own level of performance and contribution toward TriCo’s performance. TriCo utilizes annual cash bonuses to align executive compensation with TriCo’s business objectives and TriCo’s performance. Placing an emphasis on incentive compensation is consistent with TriCo’s philosophy of rewarding executives for TriCo’s performance. The Committee also takes into consideration the impact of changes in cash compensation on the expected future cost of supplemental retirement plans.
Faced with an extraordinary macroeconomic environment, the Committee believes TriCo performed well and delivered a year of strong strategic execution, business growth and financial performance. Other notable accomplishments included: facilitation of loans under the Payment Protection Program and a seamless shift to a work-from-home environment for many employees. For further details about our 2020 business and financial performance, see “Financial Highlights”, “Other Highlights”, and “Section 2— Performance and Pay” in this Proxy Statement.
Chief Executive Officer Incentive Compensation
Mr. Smith was eligible to receive an annual incentive bonus if certain corporate goals were achieved. The goals included measurements for performance to budget and the previous year’s actual results, including, asset growth, loan quality, loan growth, deposit growth, net interest income, efficiency ratio, capital management, the Bank's compliance with rules and regulations, and Bank safety and soundness. The potential incentive bonus for Mr. Smith’s performance in 2020 ranged from 0% to 105% of his base salary, with a target payout of 60% of base salary; which was the same as 2019. The target award opportunity was determined in part based on the compensation study used to help determine 2020 executive compensation (adjusted to move total compensation more heavily weighted in stock and to be more aligned with shareholders). The Committee retains discretion regarding the determinations as to whether TriCo reached these goals.

In March 2021, the Committee compared the Company’s 2020 performance to its budget and the previous year’s (2019) actual results, including earnings, asset growth, loan and deposit growth, loan quality, net interest income, and efficiency ratio. However, due to the disruption of normal business operations which resulted from the pandemic, the Committee exercised discretion in determining which of the 2020 corporate goals and performance metrics were considered and how they were weighted. Further, in evaluating non-numerical achievements such as the CEO's leadership during uncertain economic times and social unrest, pandemic preparedness, pandemic risk management, capital management, and regulatory compliance, the Committee exercised its best judgment, which involved an immeasurable degree of discretion in the absence of specific numeric goals. Notwithstanding the difficult economic environment, the Committee determined that TriCo had met a number of the corporate financial goals/metrics even though earnings were negatively impacted by elevated levels of credit loss provisioning, largely due to the adoption of the expected credit loss accounting standard and despite the absence loan charge-offs. Furthermore, the Committee determined that TriCo exceeded all of the other non-numerical goals. However, due to the uncertainty of the severe economic disruptions caused by the COVID-19 pandemic, in March 2021 the Committee determined that a target payout of 60% of base salary for 2020 was appropriate.

Other Named Executive Officers
The Committee also provides incentive compensation to TriCo’s other executives in the form of an annual cash bonus based on a target percentage of base salary. The cash incentive opportunities as a percentage of base salary for 2020 for each of the named executive officers were adjusted from 2019 as described in the table below:

Name	Target 2020	Target 2019
Peter Wiese	55%	40%
John Fleshood	55%	40%
Craig Carney	40%	30%
Dan Bailey	40%	30%
The Committee determined to increase the targets in 2020 based on its review of total compensation in relation to peers and to continue its emphasis on placing a greater percentage of compensation contingent on performance.

For 2020, the Committee determined that the incentive bonus compensation for TriCo’s other named executive officers would be based on the achievement of a combination of goals and targets that take into account both TriCo’s performance and that of the executives individually. Although the achievement of certain financial objectives as measured by TriCo’s earnings was considered in determining incentive bonus compensation, other discretionary and qualitative criteria were also considered including, but not limited to, management’s efforts to mitigate risks due to the pandemic, execution of government sponsored pandemic-relief lending programs, regulatory compliance, and execution of TriCo's pandemic response plan. In March 2021, the Committee considered TriCo’s actual 2020 financial performance and the non-financial specific achievements of TriCo’s executives during 2020 that are expected to affect TriCo’s future earnings and operating performance. The Committee reviewed TriCo’s 2020 financial performance, taking into consideration the extraordinary efforts by management during the pandemic as well as the continued uncertainty in the market, the Committee determined that bonuses would be awarded at target for the other named executive officers for their performances in 2020.

Equity Compensation
The Committee provides long-term incentive compensation to TriCo’s executive officers through the grant of awards under TriCo’s equity incentive plans. In accordance with TriCo’s compensation philosophy, the use of equity compensation is intended to provide incentives to TriCo’s executive officers to work toward the long-term growth of TriCo by providing them with an award that will increase in value only to the extent that the value of TriCo’s common stock increases. Because the value of awards under TriCo’s equity incentive plan bear a direct relationship to TriCo’s stock price, the Committee believes that equity awards are an effective long-term incentive to create value for shareholders and appropriately align the interests of TriCo’s executives with the interests of TriCo’s shareholders. Equity awards also serves as a long-term retention incentive for TriCo’s executives because equity awards are generally subject to vesting schedules of three to five years.
Equity awards to the CEO and named executive officers are approved by the Committee at regular Committee meetings. The effective date for all grants is the date that the Committee approves the grant and all key terms have been determined. The Committee has historically granted annual equity awards to TriCo’s executives, including the chief executive officer, on the date of TriCo’s annual shareholders meeting each year. In 2020 the Committee expected to move up equity award grants to TriCo executives to coincide with the time of merit reviews, however such decisions were deferred to the May meeting due to the uncertainty of the impact of COVID-19 pandemic and the executives focusing on executing TriCo's pandemic response plan.
The number of equity awards granted each year by the Committee to an executive is not fixed, but is determined by the Committee annually based on a subjective evaluation of factors, including the following:
•the perceived incentive that the grant will provide,
•the executive’s prior performance and level of responsibility,
•the benefit that the grant may have on long-term shareholder value, and
•the value of the equity award at the time of grant.
The Committee views the grant of equity awards as both an incentive vehicle and a retention device and therefore, also reviews the status of vesting and the number of vested versus unvested awards held by an executive at the time of grant and the annual grants made to executives at TriCo’s peer group companies.
Starting in 2014, the Committee shifted the equity grant strategy for the chief executive officer and named executive officers from 100% stock options to a 50%/50% mix of time-based RSUs and PSUs. The Committee believes that a stock grant strategy consisting of a 50%/50% mix of time-based RSUs and performance-based PSUs better aligns the interests of shareholders and employees and as an attraction and retention tool as compared to grants of stock options. In 2017, this policy was extended to certain key employees who received equity awards in order to better align compensation incentives to increasing shareholder value. RSUs vest annually over four years. The PSUs cliff vest in three years; however, the number of actual number of PSUs earned upon vesting depends on the total shareholder return, or “TSR,” for TriCo common stock over a three-year performance period beginning on the date of grant relative to the KBW Nasdaq Regional Banking Index. The actual number of shares earned range from 0% to 150% of the target number granted, depending on the performance of TriCo common stock compared to the index. The payout schedule is defined as follows:

	TCBK TSR vs. KBW TSR	Payout Percentage
Maximum	+25% or more	150%
	Every +1%	+2% Payout
Target	Equal	100%
	Every -1%	-2% Payout
Threshold	-25%	50%
Minimum	Less than -25%	0%

TSR is defined as the change in the market value of a share of TriCo common stock, including reinvested dividends. The beginning and ending stock prices used to determine the change are based on the average stock price over a period of 30-trading days at the beginning and end of the performance period.

The three-year performance period for the PSUs granted in 2017 completed on May 23, 2020. TriCo’s TSR for the three-year period was (16)% while the KBW Nasdaq Regional Banking Index was (36.3)%. The 20.3% TSR over performance compared to the KBW index resulted in a payout percentage of 140.6% under the terms of the PSUs.
In May 2020, the Committee increased the value of equity awards for the CEO and other named executive officers relative to their cash compensation to bring the cash/stock mix more in line with peers and to re-focus total compensation with greater emphasis on long-term, performance-based pay. In the future, the Committee expects to continue to weight equity compensation more than cash (thereby decreasing the ratio of cash compensation to total compensation) to further align executive pay with shareholders and to put more of executive pay at risk.
•The Committee, based in part on its review of peer data, determined to grant Mr. Smith equity awards at 90% of his 2020 base salary (compared to 70% in 2019), with the grant value split evenly between RSUs and PSUs.
•With respect to the other named officers, based in part on its review of peer data, the Committee determined to grant Messrs. Wiese, Fleshood, Carney and Bailey, equity awards at approximately 75%, 75%, 55% and 55% of 2020 base salary, respectively (compared to 50%, 50%, 35%, and 40% in 2019), with the grant value split evenly between RSUs and PSUs.
See “Grants of Plan-Based Awards for 2020” on page 45 for stock grants made by the Committee to the named executive officers in June 2020.
Elimination of Vacation Accrual

Effective January 1, 2021, the members of the executive team are no longer be eligible to earn and accrue paid vacation leave under the Company’s vacation policy. Executives are allowed time off from time to time for the purpose of rest and relaxation, with salary continuation, consistent with the duties and responsibilities of the executive’s position. Time off for this purpose is not considered a deferral of wages or compensation. Any such time off is not considered a leave of absence from work. Any leave of absence taken in accordance with law is governed by the Company’s applicable leave policy.

No Hedging Transactions

The Company’s insider trading policy prohibits executive officers, directors and certain named employees from purchasing any financial instruments (such as prepaid variable forward contracts, equity swaps, collars or exchange funds), making short sales of TriCo securities or otherwise engaging in any transactions that hedge or offset any decrease in the market value of TriCo securities or limit the ability to profit from an increase in the market value of TriCo securities.
No Margin Accounts or Pledges
Furthermore, the Company’s insider trading policy prohibits executive officers, directors and certain named employees from holding TriCo securities in a margin account or pledging TriCo securities as collateral for a loan.

Stock Ownership Guidelines
TriCo’s Board of Directors believes that key executives should have significant stake in the performance of TriCo’s stock, to align their decisions with creating shareholder value and to minimize negative market perceptions caused by excessive insider sales of company shares. TriCo’s Stock Ownership Guidelines encourages executive officers to accumulate a meaningful position in TriCo common stock. The stock ownership guidelines are based on a multiple of base salary for the executive officers, as noted below:

Position	Minimum Ownership (multiple of base salary)
Chief Executive Officer	3.0
Executive Vice President	1.5

Directors	Minimum Ownership (multiple of director compensation)
Outside Director	3.0
Under these guidelines, share ownership is determined from the totals reported on Table 1 of the executives' SEC Form 4, and includes unvested restricted stock awards and RSUs and shares in which beneficial ownership is disclaimed. In addition, outstanding vested stock options that are in the money are included based on the intrinsic value converted to an equivalent number of full shares (i.e., net of exercise price). New executives are permitted five years to achieve the minimum ownership amounts. Executives must retain 50% of any vested stock awards (after-tax) until in full compliance. The nominating and corporate governance committee annually reviews the executive's compliance with the guidelines and has determined that all covered executive officers satisfy the stock ownership guidelines. For a discussion of director compliance with these guidelines, see "Corporate Governance, Board Nominations and Board Committees - Stock Ownership Guidelines on page 16.
Other Elements of Compensation and Perquisites
In order to attract and retain talented executives who will focus on achieving TriCo’s long-term goals, TriCo provides to its named executive officers, including Mr. Smith, the following benefits and perquisites:
Supplemental Executive Retirement Plan. TriCo maintains a supplemental executive retirement plan described at “Compensation of Named Executive Officers—Pension Benefits,” which provides certain named executive officers with benefits upon their retirement, death, or upon the termination of employment within 24 months of a change of control.
Deferred Compensation Plan. TriCo maintains a nonqualified, unsecured and unfunded executive deferred compensation plan, which is described at “Compensation of Named Executive Officers—Nonqualified Deferred Compensation.” This plan provides our named executive officers the opportunity to defer all or part of their salaries and bonuses until retirement, earlier termination from employment or death, in addition to any discretionary contribution or reoccurring contribution that TriCo credits to their accounts. All amounts are credited with interest and are paid in the form and at the time elected by the executive, generally after the executive’s cessation of employment. Interest earned on contributions was decreased for 2021. See "Compensation of Named Executive Officers - Nonqualified Deferred Compensation" on page 48.
Employment and Change of Control Agreements. TriCo has entered into an employment agreement with the CEO described beginning on page 50 and change of control agreements described beginning on page 51 with its named executive officers who would likely be involved in decisions regarding, and the successful implementation of, a merger or acquisition and could be at risk for a job loss if a change of control occurs. The Committee believes that such agreements are important in order to provide an incentive for executives to remain employed with TriCo throughout the turmoil and uncertainty that a tender offer or merger can cause. Such continuity in leadership benefits both TriCo’s shareholders and employees and, ultimately, a company that would acquire TriCo. These agreements are intended to allow the executives to focus on making and implementing decisions that are in the best interests of TriCo’s shareholders without being distracted or influenced in the exercise of their business judgment by personal concerns. Change of control agreements are typically offered to executives in the marketplace and therefore are necessary to attract and retain executives as well as to protect shareholders’ interests. The agreements provide for a “double trigger” in the event of a change in control. A change of control could also accelerate the vesting of all of the executives’ outstanding options and equity awards and accelerate benefits under some of TriCo’s benefit plans as described at “Compensation of Named Executive Officers—Potential Payments Upon Termination and Change of Control.”
ESOP Contributions. TriCo makes annual contributions to each executive’s account under TriCo’s employee stock ownership plan, in which all eligible employees participate. See “Compensation of Named Executive Officers—ESOP.”
Defined Contribution Plan. TriCo offers a 401(k) savings plan to all eligible employees as described at “Compensation of Named Executive Officers—401(k).”
Medical Insurance. TriCo provides to each executive and their family such health, dental and vision insurance coverage as TriCo may from time to time make available to its other executives of the same level of employment. TriCo pays a portion of the premiums for this insurance for all employees.
Life and Disability Insurance. TriCo provides each officer such disability and/or life insurance as TriCo in its sole discretion determines from time to time to make available. Currently, we provide all employees, including executives, with group life insurance equal to up to three (3) times base salary; capped at $500,000.
Long Term Care Agreements. In 2003 we entered into long-term care agreements with all eligible directors and executive officers and paid a one-time premium for long-term care insurance for each participant. The single premiums cost approximately $50,000 for each participant and were amortized by TriCo over five years. The long-term care insurance provides long-term care benefits if a participant becomes disabled or has a long-term medical condition. Mr. Carney is a participant under such agreement.
Other. TriCo makes available certain other perquisites to executives such as country club memberships and automobile allowances which are listed in the perquisites and personal benefits table on page 43. Although TriCo may allow its executive officers and directors to utilize TriCo’s corporate airplane for personal use in limited circumstances, TriCo requires its executive officers and directors to reimburse the Company for such personal use on an operating cost per flight hour which is predetermined each year. The hourly reimbursement rate represents the aggregate incremental cost to TriCo for such personal use and takes into account items such as maintenance and repair, operating expenses, the pilot’s salary, landing and ramp fees, fuel costs, airport taxes and crew travel expenses.
Clawbacks. The Sarbanes-Oxley Act of 2002 includes a clawback provision, Section 304, which generally requires our CEO and CFO to disgorge bonuses, other incentive or equity-based compensation, and profits on sales of Company stock that they receive within the 12-month period following the public release of financial information if there is a restatement because of material noncompliance, due to misconduct, with financial reporting requirements under the federal securities laws. In addition, our 2019 Equity Plan includes a clawback provision.
Analysis of Employee Compensation Plan Risks
The Committee reviewed each employee incentive compensation plan to determine whether the plan includes features that would encourage the manipulation of our reported earnings to enhance the compensation of any employee, and how compensation policies may be used to mitigate risks. In addition to the incentive plans in which the named executive officers participate, we have established incentive plans for certain bank employees that reward performance based on product referrals, business development and profitability as well as long-term incentive awards including stock options and restricted stock awards. The Committee limited its review to these plans, which are the only plans under which the amount payable is based, directly or indirectly, on the Company’s reported earnings.

The Committee believes that the features of these incentive compensation plans, either alone or combined with the systems of controls in place, do not encourage unnecessary or excessive risk and do not encourage the manipulation of reported earnings to enhance the compensation of any employee.

Role of Tax Requirements
Section 162(m) of the Internal Revenue Code generally places a $1 million limit on the amount of compensation a company can deduct in any one year for "covered employees". Prior to the adoption of the Tax Cuts and Jobs Act (the "TCJA") in 2017, the Internal Revenue Code provided an exception to this limit for compensation constituting "qualified performance-

based compensation". Except with respect to certain arrangements in place on November 2, 2017, the TCJA repealed this exclusion, and therefore compensation paid to "covered employees" in excess of $1.0 million generally will no longer be deductible. Prior to the TCJA, the Committee considered, among other things, the impact of the exclusion for "qualified performance-based compensation” when developing and implementing our executive compensation program.

While the Committee seeks to preserve tax deductibility in developing and implementing our compensation program, the Committee also believes that it is important to maintain flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible for tax purposes and retain the ability to provide compensation that may not qualify as deductible under Section 162(m). The Committee expects it will grant awards and provide for compensation that will not be deductible under Section 162(m) when it believes that such non-deductible arrangements are otherwise in the best interests of the Company and its shareholders. The Committee also intends to continue to provide performance-based compensation, consistent with the Company’s pay-for-performance philosophy. For 2020, approximately $562,000 of executive pay was not deductible under the TCJA.

The employment agreement with our CEO and change in control agreements with our named executive officers provide that, if the severance and change in control benefits payable to the executive would constitute an “excess parachute payment” as defined in Section 280G of the Code, such benefit payments shall be reduced to the largest amount that will result in no portion of benefit payments being nondeductible under Section 280G or subject to the excise tax imposed by Section 4999 of the Code.

Those agreements also provide that, if any benefit thereunder is subject to Section 409A of the Code and the executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, commencement of payment of the benefit shall be delayed for six months following the executive’s termination of employment.

Summary
The Committee believes that TriCo’s philosophy of aligning compensation with TriCo’s performance and individual superior performance was met and that the compensation for TriCo’s executive officers has been competitive and comparable to the compensation received by executive officers of banks with similar sized and operational complexity located in the Western United States. In addition, TriCo’s executive compensation philosophy and programs support TriCo’s overall objective to enhance shareholder value through profitable management of TriCo’s operations. The Committee is firmly committed to the ongoing review and evaluation of TriCo’s executive compensation program.

REPORT OF THE COMPENSATION AND MANAGEMENT SUCCESSION COMMITTEE

To Our Shareholders:
The Compensation and Management Succession Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with TriCo’s management. Based on such review and discussion, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted:
Martin A. Mariani (Chair)
Donald J. Amaral
Craig S. Compton
John S. A. Hasbrook
Kimberley H. Vogel

This Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Act or the Exchange Act, except to the extent that we specifically incorporate the information contained in the report by reference, and shall not otherwise be deemed filed under such acts.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table
The table below sets forth the annual and long-term compensation of our (i) CEO, (ii) our Chief Financial Officer, and (iii) the three other most highly compensated executive officers who were serving as executive officers at the end of 2020. We refer to these five executives as the "named executive officers."

Name and principal position	Year	Salary ($)(1)	Bonus ($)(2)	Stock awards ($)(3)	Option awards ($)	Non-equity incentive plan compensa-tion ($)	Change in pension value and nonquali-fied deferred compensation earnings ($)(4)	All other compensation ($)(7)	Total ($)
Richard Smith, President —Chief Executive Officer	2020 2019 2018	825,000 787,212 715,000	495,000 495,000 750,000	736,482 501,910 300,151	0 0 0	0 0 0	667,023 2,859,017 2,130,472	109,859 54,227 55,395	2,833,364 4,692,366 3,951,018
Peter Wiese, Executive Vice President—Chief Financial Officer(5)	2020 2019 2018	480,000 468,923 183,692	264,000 264,000 72,960	357,075 214,138 387,900	0 0 0	0 0 0	0 0 0	65,746 2,826 81,924	1,166,821 949,887 726,476
John Fleshood, Executive Vice President—Chief Operating Officer	2020 2019 2018	428,480 414,472 409,000	235,400 247,500 215,000	318,413 183,843 157,456	0 0 0	0 0 0	0 0 0	70,874 22,888 22,613	1,053,167 868,703 804,069
Craig Carney, Executive Vice President—Chief Credit Officer	2020 2019 2018	400,000 345,790 319,829	160,000 160,000 155,000	218,233 101,307 90,386	0 0 0	0 0 0	507,097 1,434,004 224,962	61,487 27,508 31,830	1,346,817 2,068,609 822,007
Daniel K. Bailey, Executive Vice President—Chief Banking Officer(6)	2020 2019	400,000 343,231	160,000 160,000	218,233 111,382	0 0	0 0	1,039,475 334,991	61,572 35,014	1,879,280 984,618

(1) Reflects cash paid in salary to the named executive officers during the year presented.
(2) Reflects cash bonuses earned for performance in the year indicated but paid in the following year.
(3) Includes RSUs and PSUs during the year shown. Our accounting for employee stock-based incentives granted during the years ended December 31, 2020, 2019, and 2018, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) topic 718, Stock Compensation is described in Note 17—Stock Options and Other Equity-Based Incentive Instruments” to the Company’s consolidated financial statements in the 2020 Annual Report on Form 10-K for the year ended December 31, 2020, as field with the SEC on March 1, 2021 (generally multiplying the number of time-based restricted share units granted by the Nasdaq closing price per share on the grant date and number of PSUs granted by the fair value determined by a Monte Carlo simulation). These amounts do not reflect the actual value that may be realized by the named executive officers. Depending on our stock performance, the actual value may be more or less than the amount shown or zero. For actual value received in 2020 for awards granted in previous years, see the table “Option Exercises and Stock Awards Vested During 2020” in this proxy statement. See also “Outstanding Equity Awards at 2020 Fiscal Year End.” PSU value reflects a target payout. For potential maximum payout for PSUs granted in 2020, see "Grants of Plan-Based Awards for 2020". PSU payout reflects target payout. At maximum payout under the PSUs, the total value (utilizing the stock price on the grant date) of 2020 stock awards, for Messrs. Smith, Wiese, Fleshood, Carney, and Bailey would be $647,521, $313,944, $297,951, $191,844, and $191,844, respectively.
(4) Reflects the sum of the change in the actuarial value of the executive’s supplemental retirement plan account described beginning on page 48 and the above-market interest earned during 2020 under the deferred compensation plan described below, if any, and not cash payments received during the year. The actuarial change in the present value of the executive’s supplemental retirement plan account is determined using interest rate and mortality rate assumptions consistent with those described in TriCo’s financial statements and includes amounts that the executive may not be currently entitled to receive because such amounts are not vested. For 2020, these actuarial present value changes were $667,023 for Mr. Smith, $507,097 for Mr. Carney and $1,039,475 for Mr. Bailey. The significant actuarial changes from for Mr. Smith (2019 vs. 2018) and Mr. Carney (2019 vs. 2018) were due to an increase in the three-year average of cash compensation earned coupled with a decrease in discount rates. The changes in actuarial assumptions leading to the change in pension value for Mr. Bailey (2020 vs. 2019) were due to increases in the amount of annual cash compensation expected to be received as well as a reduction in the discount rate used in the calculations to determine value. Above-market interest earned on the deferred compensation accounts during 2020 were $17,204 for Mr. Smith and $20,772 for Mr. Carney.
(5) The Board of Directors appointed Mr. Wiese, EVP, Chief Financial Officer effective August 14, 2018.
(6) Mr. Bailey became a named executive officer in 2019.
(7) Reflects the incremental cost to TriCo of other compensation indicated in the following table:

Name	Year	Automobile use or allowance ($) (A)	Life insurance benefits ($) (B)	Personal use of club member-ships ($)	ESOP contributions ($)(C)	401(k) matching contributions ($) (D)	Other Compensation ($) (E)	Total perquisites, other personal benefits and other compensation ($)
Smith	2020 2019 2018	7,750 18,816 21,593	19,822 17,947 16,270	4,883 5,610 5,820	11,400 11,200 11,000	0 0 0	66,004 654 712	109,859 54,227 55,395
Wiese	2020 2019 2018	0 0 0	450 450 170	0 0 0	11,400 0 0	5,700 2,376 2,402	48,196 0 79,352	65,746 2,826 81,924
Fleshood	2020 2019 2018	6,000 6,000 6,000	450 450 170	5,403 5,238 5,443	11,400 11,200 11,000	0 0 0	47,621 0 0	70,874 22,888 22,613
Carney	2020 2019 2018	6,000 6,000 6,000	4,446 2,325 4,563	3,768 3,471 4,767	11,400 11,200 11,000	5,700 4,512 5,500	30,173 0 0	61,487 27,508 31,830
Bailey	2020 2019	12,000 12,000	450 450	2,990 5,467	11,400 11,200	5,700 5,897	29,032 0	61,572 35,014

(A) Reflects the value attributable to personal use of automobiles provided by TriCo as calculated in accordance with IRS guidelines.
(B) Reflects the incremental amount of life insurance benefits provided named executive officer. TriCo provides all full time employees, including the named executive officers, with life insurance benefits paying lesser of three (3) times the employee’s annual salary or $500,000 to the employee’s beneficiaries. For Messrs. Smith and Carney, also includes split-dollar life insurance.
(C) Reflects contributions allocated by TriCo to an executive’s ESOP account pursuant to the terms of our nonqualified deferred compensation plan described on page 45.
(D) See “- 401(k) for a discussion of the Company’s 401(k) plan and matching contributions.
(E) For Mr. Wiese in 2018, this reflects consulting fees paid prior to his employment with the Company. Also includes vacation payout, personal airplane use, and expenses related to spouses when spouses are invited to accompany executives on management retreats and conventions. Of the amounts included for 2020, $65,405, $48,196 $47,153, $30,173, and $28,827 was attributable to the buyout of accrued vacation from Messrs. Smith, Wiese, Fleshood, Carney, and Bailey, respectively.

Short-Term Incentives
Each year the Board sets target bonus compensation to our chief executive officer and named executive officers. See “Compensation Discussion and Analysis--Annual Incentive Bonuses” for a more detailed discussion. The Compensation and Management Succession Committee retains discretion regarding the determinations as to whether TriCo reached these goals.

ESOP
We have an employee stock ownership plan and trust for all employees completing at least 1,000 hours of service with TriCo or Tri Counties Bank. Annual contributions are made by TriCo in cash at the discretion of the Board. Contributions to the plan are held in trust and invested primarily in our common stock. Contributions are allocated to participants on the basis of salary in the year of allocation. In general, benefits become vested after six years.
401(k)
We have a 401(k) plan for all employees age 18 and over who complete at least 90 days of service with TriCo or Tri Counties Bank. Participants may contribute a portion of their compensation subject to certain limits based on federal tax laws. Participants may select between making regular pre-tax deferrals or Roth deferrals. TriCo provides a 50% match on deferrals up to 4% for qualifying employees. Plan assets are held in trust. Participants can direct their investment contributions into a variety of specified mutual funds. Generally, contributions are triggered by a participant’s retirement, disability, death or other separation from employment.
2019 Equity Incentive Plan (the “2019 Plan”)
General. We adopted our 2019 Equity Incentive Plan (“2019 Plan”) with shareholder approval in 2019. The 2019 Plan initially reserved a total of 1,500,000 shares for issuance. As of the voting record date, there were 83,950 unvested RSUs and 68,410 unvested PSUs outstanding under the 2019 Plan.
Awards. The 2019 Plan permits TriCo to grant stock options, restricted stock, stock awards, and stock appreciation rights (“Awards”) to eligible participants, which may include executives, employees and non-employee directors. The Board or an authorized committee determines the types, sizes and terms of awards based on various factors, including a participant’s duties and responsibilities, the value of the participant’s past services, the participant’s potential contributions to TriCo’s success and other factors.

Best Practices. The 2019 Plan includes a number of provisions designed to protect shareholder interests and appropriately reflect our compensation philosophy and current tax law regime, which include:

•No dividends or dividend equivalents paid on unvested awards
•Includes a clawback provision for executives
•Awards are subject to our anti-hedging policy
•Discounted awards and repricings are prohibited
•No "evergreen" or liberal share recycling provisions. The 2019 Plan authorizes a fixed number of shares available for grant. Shares tendered by a participant or withheld by TriCo for the payment of the exercise price or consideration required to be paid, or to satisfy any tax withholding obligations, with respect to an award are not available for future awards.
•Minimum vesting requirements. Each award tendered under the 2019 Plan generally will be subject to a minimum vesting period of one year, subject to certain exceptions.
•Minimum holding periods. The 2019 Plan imposes a 12-month holding on one-half of the shares received upon vesting or exercise of an award, consistent with the goal of aligning the interests of employees with those of TriCo shareholders.

2009 Equity Incentive Plan
In 2009, we adopted and our shareholders approved our 2009 equity incentive plan. In 2013, our shareholders approved an amendment increasing the number of authorized shares from 650,000 to 1,650,000. The 2009 plan expired on March 26, 2019. No new awards can be granted under the plan.
As of the voting record date, there were 128,500 options (all of which were fully vested), 16,107 unvested RSUs and 13,505 unvested PSUs outstanding under the 2009 plan.

Grants of Plan-Based Awards for 2020

TriCo issued RSUs and PSUs to the named executive officers in 2020. TriCo did not issue any stock options to the named executive officers in 2020. The following table presents information concerning plan-based awards granted to each named executive officer in 2020:

Name	Grant Date							All other stock awards: number of shares of stock or units (#)	Grant date fair value of stock award ($)
		Estimated possible payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards(1)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum ($)
Richard Smith	6/5/2020							13,258 (2)	431,680 (3)
	6/5/2020				6,629	13,258	19,887		304,801 (4)
Peter Wiese	6/5/2020							6,428 (2)	209,296 (3)
	6/5/2020				3,214	6,428	9,642		147,780 (4)
John Fleshood	6/5/2020							5,732 (2)	186,634 (3)
	6/5/2020				2,866	5,732	8,598		131,296 (4)
Craig Carney	6/5/2020							3,929 (2)	127,928 (3)
	6/5/2020				1,964	3,928	5,892		90,305 (4)
Dan Bailey	6/5/2020							3,929 (2)	127,928 (3)
	6/5/2020				1,964	3,928	5,892		90,305 (4)

(1) Reflects PSUs awarded under our 2019 equity incentive plan. PSUs will vest with respect to between 0% and 150% of the target number of shares on June 5, 2023, based on TriCo’s total shareholder return relative to the KBW Regional Banking Index.
(2) Reflects RSUs awarded under our 2019 equity incentive plan. The RSUs vest in equal annual installments on each of the first four anniversaries of the grant date. Dividends accrue without interest with respect to the corresponding number of shares subject to the award. Such dividend equivalents accrue and are converted into additional shares (equal to the fair market value of the Company’s common stock at the time of such dividend). Such additional shares no not vest unless and until the underlying award vests.
(3) The fair value for each RSU is equal to closing price of the underlying TriCo common stock as reported on the Nasdaq Global Select Market on the grant date, which was $32.56 per share.
(4) The estimated fair values of the PSUs were determined using a per share price of $22.99, which was determined using a Monte-Carlo simulation process of future stock prices of TriCo common stock and the KBW Regional Banking Index in accordance with FASB ASC topic 718, Stock Compensation is described in Note 17 - Stock Options and Other Equity-Based Incentive Instruments" to the Company's consolidated financial statements in the 2020 Annual Report on Form 10-K for the year ended December 31. 2020, as filed with the SEC on March 1, 2021.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table presents information for all equity awards held by the named executive officer as of December 31, 2020.

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)(1)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market Value of Shares or units of stock that have not vested ($)(2)	Equity incentive plan awards number of unearned shares, units or other rights that have not vested (#)(3)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not yet vested ($)(4)
Richard Smith	40,000	-	-	15.34	5/22/2022
	40,000	-	-	19.46	5/9/2023
	4,000	-	-	19.46	5/9/2023
						1,131	(5)	39,902
						2,109	(6)	74,406	5,349	(7)	188,713
						5,690	(8)	200,743	7,303	(9)	257,650
						13,570	(10)	478,750	12,011	(11)	423,748

Peter Wiese	-	-	-	-	-	5,322	(12)	187,760
						2,429	(8)	85,695	3,116	(9)	109,932
						6,580	(10)	232,142	5,823	(11)	205,435

John Fleshood	-	-	-	-	-	620	(5)	21,874
						1,108	(6)	39,090	2,806	(7)	98,996
						2,085	(8)	73,559	2,675	(9)	94,374
						5,866	(10)	206,952	5,193	(11)	183,209

Craig Carney	-	-	-	-	-	339	(5)	11,960
						637	(6)	22,473	1,611	(7)	56,836
						1,148	(8)	40,501	1,474	(9)	52,033
						4,021	(10)	141,861	3,558	(11)	125,526

Dan Bailey	-	-	-	-	-	329	(5)	11,607
						619	(6)	21,838	1,565	(7)	55,213
						1,263	(8)	44,559	1,620	(9)	57,154
						4,021	(10)	141,861	3,558	(11)	125,526
(footnotes on following page)

(1)	The exercise price equals the market value on the grant date.
(2)	Indicates the value of shares underlying unvested RSUs based on the closing price of TriCo common stock on December 31, 2020 as reported on the Nasdaq Global Select Market, which was $35.28 per share.
(3)	Indicates the number of shares underlying unvested PSUs that would vest on the vesting date based on the closing price of TriCo common stock on December 31, 2020.
(4)	Indicates the value of shares underlying unvested PSUs based on the closing price of TriCo common stock on December 31, 2020 as reported on the Nasdaq Global Select Market, which was $35.28 per share.
(5)	The RSUs vest on May 23, 2021.
(6)	The RSUs vest in two equal annual installments on June 19, 2021 and 2022.
(7)	The PSUs vest on June 19, 2021 (assuming certain performance conditions are met).
(8)	The RSUs vest in three equal annual installments on June 25, 2021, 2022 and 2023.
(9)	The PSUs vest on June 25, 2022 (assuming certain performance conditions are met).
(10)	The RSUs vest in four equal annual installments on June 5, 2021, 2022, 2023 and 2024.
(11)	The PSUs vest on June 5, 2023 (assuming certain performance conditions are met).
(12)	The RSUs vest in two equal annual installments on September 18, 2021 and 2022.
Option Exercises and Stock Awards Vested During 2020
The following table presents information about the stock options that were exercised by, and the restricted stock that vested for, each of the named executive officers during 2020.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)
Richard Smith			5,423 (3)	147,796
	-	-	5,840 (4)	190,150
Peter Wiese	-	-	3,409 (3) -	100,298 -
John Fleshood	-	-	4,502 (3)	141,206
			3,194 (4)	103,997
Craig Carney	-	-	1,442 (3) 1,743 (4)	39,148 56,752
Dan Bailey	-	-	1,452 (3) 1,695 (4)	39,462 55,189

(1) The aggregate dollar value realized upon the exercise of an option represents the difference between the market price of the underlying shares on the date of exercise and the exercise price of the option.
(2) The aggregate dollar value realized upon the exercise represents the value of the share received upon settlement of a restricted stock unit (time- or performance-based).
(3) Represents vested RSUs.
(4) Represents vested PSUs.

Supplemental Executive Retirement Plan

Effective January 1, 2004, we adopted a supplemental executive retirement plan to provide supplemental retirement benefits to our key employees. This plan replaced a supplemental retirement plan for executives that we originally adopted in 1987, and any benefits accrued by an executive as of December 31, 2003 under the earlier plan will now be paid under terms of the 2004 plan. We selected the key employees who will participate in this plan. The plan is nonqualified, unsecured and unfunded. The plan was amended and restated effective January 1, 2009 to incorporate changes required by Section 409A of the Code, and to add a new provision for anyone who is designated as a participant on or after January 1, 2009.
For participants under the 2004 plan as of December 31, 2008, commencing on the first day of the month coinciding or following the participant’s normal retirement date, the Bank is obligated to pay to the participant a monthly cash benefit equal to the target retirement percentage (ranges from 0 to 70 percent depending on years of credited service) multiplied by the participant’s final average compensation (defined as the 36 full consecutive months of employment during which the participant’s compensation is the highest divided by 36; less the sum of the participant’s monthly estimated primary Social Security benefit and the participant’s ESOP offset) for the remainder of the participant’s life. For participants who enter the 2004 Plan on or after January 1, 2009, commencing on the first day of the month following a participant’s normal retirement date the Bank is obligated to pay to the participant a monthly retirement cash benefit equal to the target retirement percentage (ranges from 0 to 45 percent depending on years of credited service) multiplied by the participant’s final average compensation for the remainder of the participant’s life.
For purposes of this plan, “normal retirement date” means the date on which the participant terminates employment if such termination occurs on or after the participant’s attainment of age 62. “Early retirement date” means the date on which a participant terminates employment if such termination occurs on or after such participant’s attainment of age 55 and completion of 15 years of credited service, but prior to normal retirement date. If the participant receives a supplemental retirement benefit under this plan before the normal retirement date, the monthly cash benefit shall be reduced by 0.5 percent per month for each month by which the benefit commencement date precedes the participant’s age 62, and in no case shall the commencement of benefits precede the participant’s 55th birthday.
The following table presents certain information concerning the benefits of the named executive officers under our supplemental executive retirement plan:

Name	Plan Name	Number of years credited service (#)	Present value of accumulated benefit ($)(1)	Payments during 2020 ($)
Richard Smith	Supplemental Executive Retirement Plan	27	13,037,408	-
Craig Carney	Supplemental Executive Retirement Plan	23	5,061,485	-
Dan Bailey	Supplemental Executive Retirement Plan	13	2,812,636	-

(1)    The value as of December 31, 2020, is determined using assumptions consistent with those used in note 22 of our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2020 as filed with the SEC on March 1 2021. Messrs. Wiese and Fleshood currently are not eligible to participate in the Supplemental Executive Retirement Plan.
Nonqualified Deferred Compensation
Our 2005 deferred compensation plan provides our executives with the opportunity to defer all or part of their salaries and bonuses until retirement, termination from employment or death. An executive can defer up to a lifetime maximum of $1.5 million for all deferrals under this plan and our predecessor plan which permitted deferrals from 1987 until 2004. An executive who elects to defer compensation for any year must defer a minimum of $200 per month. The plan permits us to make discretionary contributions to an executive’s account. Each year since the plan’s inception we have credited to each executive’s account a contribution based on our contributions made for the executive under our ESOP for that year. This plan is nonqualified, unsecured and unfunded.
For contributions made prior to January 1, 2021, monthly interest is credited to an executive’s account at the rate of 1% plus the annualized average monthly yield of the Moody’s corporate bond yield index for the preceding month. From the time that the executive’s employment with us ends until the benefit is paid, an executive’s account under the plan is credited with interest each month at the annualized average monthly yield of the Moody’s corporate bond yield index for the preceding month. Due to the historic low rates of interest and to minimize future costs, the Board determined to reduce the interest earned on deferrals under the plan for 2021 to a rate of 1.0% below the Moody Index with a floor of 0.5%.
Executives are immediately 100% vested in their own contributions and in our reoccurring contributions credited to their account. We determine the vesting rate for any discretionary contributions credited to an executive’s account as well as for the interest related to these contributions. If an executive is terminated for cause, our compensation and management succession committee can decide whether the interest credited to the executive’s account with respect to deferrals, our discretionary contributions and our reoccurring contributions are forfeited. The distribution of an executive’s plan benefit in the event of a change of control or other termination is described at “Potential Payments Upon Termination or Change of Control.”
Any deferrals made by an executive, our discretionary contributions, our reoccurring contributions credited to the executive’s account prior to January 1, 2005, and the related interest, are governed by a predecessor deferred compensation plan for executives that we adopted in 1987. An executive’s account under the 1987 plan is credited with interest each month at a rate that is 3% higher than the monthly equivalent of the annual yield of the Moody’s average corporate bond yield index for the preceding month, but otherwise the 1987 plan is similar to the 2005 plan in most respects.
The following table presents information concerning nonqualified deferred compensation under both plans for each of the named executive officers:

Name	Executive contributions in 2020 ($) (1)	TriCo contributions in 2020 ($)	Aggregate earnings in 2020 ($)(2)	Aggregate withdrawals/ distributions ($)	Aggregate balance at 2020 year end ($)
Richard Smith	-	-	24,931	-	508,384
Craig Carney	48,480	-	29,867	-	629,755

(1) These amounts were included as salary paid to such officer in the summary compensation table on page 42.
(2) The following amounts were included in the summary compensation table on page 42 as above-market rates earned under our executive nonqualified deferred compensation plan: Richard Smith, $17,204 and Craig Carney, $20,772. At December 31, 2020, Messrs. Wiese, Fleshood and Bailey were not participants under the deferred compensation plan.
CEO Pay Ratio
The following pay ratio and supporting information compares the annual total compensation of our employees other than our CEO (including full-time, part-time, seasonal and temporary employees) and the annual total compensation of our CEO. We believe the pay ratio is a reasonable estimate calculated in a manner consistent with applicable regulations.
For 2020:
•We used the same median employee from 2019 with updated relative compensation for the median employee and the CEO to determine the CEO pay ratio:
•The annual total compensation of our median employee was $58,414; and

•The annual total compensation of our CEO, for purposes of this pay ratio disclosure, was $2,843,325.
Based on this information, the ratio of the annual total compensation of our CEO to the median employee was 48 to 1. This ratio of 48 to 1 is less than the ratio of 81 to 1 reported from the prior year, primarily due to a decrease in our CEO’s pension value for 2020, which is an actuarial estimate of the benefit payable at retirement. Decisions concerning the compensation of each employee of our company, including our CEO, are based on that employee’s experience, skill, position, and contributions to the Company in furtherance of our customers’ and shareholders’ interests, and the compensation of our CEO and that of our median employee are made irrespective of the compensation of the other.

The applicable SEC rules require us to identify a median employee only once every three years, as long as there have been no material changes in our employee population or employee compensation arrangements that we believe would significantly impact the calculation of our CEO Pay Ratio. We did not change the median employee for 2020
To determine the pay ratio, we took the following steps:
We determined that as of October 1, 2020, the determination date, our employee population consisted of 1,117 individuals. This population consists of full-time, part-time, temporary and seasonal employees of TriCo and each of its direct and indirect subsidiaries. Because our population remained at 80% of the 2019 year, we used the 2019 median employee in 2020. In 2019, to identify the median employee, we compared 2019 Form W-2 wages, salaries and tips, for all employees, excluding our CEO. We annualized the compensation of any employee who was not an employee of TriCo for the entirety of 2019. Once we identified our median employee, we calculated such employee’s annual total compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. The calculation of the median employee’s annual total compensation pursuant to Item 402(c)(2)(x) includes salary (or wages plus overtime, where applicable), bonus, incentive compensation, and employer matching contributions to the 401(k) Plan and to the median employee’s company paid health and welfare benefits.
With respect to the CEO, we used the amount reported as total compensation in the Summary Compensation Table included in this proxy statement, plus the value of company paid health and welfare benefits, which are not required to be disclosed in the Summary Compensation Table but which are included for purposes of this pay ratio disclosure in order to present a more complete picture of the median employee’s and CEO’s total compensation. Any adjustments, estimates and assumptions used to calculate total annual compensation are described in footnotes to the Summary Compensation Table, and employer matching contributions to the 401(k) Plan and to the median employee’s health and welfare benefits.
This pay ratio represents our reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K and applicable guidance, which provide significant flexibility in how companies identify the median employee. Each company may use a different methodology and make different assumptions particular to that company. As a result, and as explained by the SEC when it adopted these rules, in considering the pay ratio disclosure, shareholders should keep in mind that the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow shareholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures. Neither the compensation and management succession committee nor our management used our fiscal 2020 CEO to median employee pay ratio in making compensation decisions.
CEO Employment Agreement
In April, 2021, TriCo entered into an amended and restated employment agreement with Richard P. Smith, TriCo’s President and Chief Executive Officer. The agreement provides Mr. Smith with a base annual salary that is subject to annual increases as determined by the compensation and management succession committee. Mr. Smith’s current annual base salary is $825,000. Mr. Smith is also eligible to receive an annual incentive bonus and stock options and other awards under the Company’s applicable equity incentive plans. Mr. Smith’s employment agreement also provides that Mr. Smith is provided a car allowance of $1,000 per month or use of an automobile owned or leased by TriCo, membership in a country club and reimbursement of other reasonable out-of-pocket expenses incurred in the performance of his duties. Mr. Smith is also eligible to participate in TriCo’s 401(k) savings plan, TriCo’s employee stock ownership plan, TriCo’s executive deferred compensation plan and TriCo’s supplemental executive retirement plan. Finally, Mr. Smith and his eligible dependents receive disability, health, dental or other insurance plans available to all of TriCo’s employees.
The term of Mr. Smith’s employment agreement automatically extends for an additional one year term unless one party notifies the other party to the contrary not less than six (6) months prior to the anniversary date of the agreement. If Mr. Smith is terminated without cause and not in connection with a change of control, then TriCo will pay to Mr. Smith all amounts earned or accrued as salary and payments equal to the sum of (a) two (2) times his current base salary payable in equal payments over a period of 24 months, (b) his annual bonus for the last year if not yet paid (in a lump sum); and (c) a prorated amount of Mr. Smith’s target annual bonus through the date of termination. If Mr. Smith’s employment is terminated in various circumstances as described under “Compensation of Named Executive Officers - Potential Payments Upon Termination or Change of Control,” then Mr. Smith would be entitled to receive the potential benefits described in that section.

Receipt of any severance benefits are conditioned on Mr. Smith releasing the Company and its affiliates from all legal claims. In addition, Mr. Smith has agreed to protect the Company’s trade secrets and confidential information and, for a period of 12 months following his termination, that he will not induce employees to leave the Company’s employment or use confidential information to solicit the Company’s customers.

In addition, any incentive compensation paid to Mr. Smith is subject to potential clawblack as required by any applicable law, government regulation, stock exchange listing requirement or the Company’s policies adopted pursuant to such laws or requirements.

Potential Payments Upon Termination or Change of Control
Change of Control Agreements. Each named executive officer has entered into an amended an restated agreement with TriCo that provides them with benefits if TriCo experiences a change of control. The agreements contain a double trigger, providing (a) if a change of control occurs and (b) the executive’s employment is terminated other than for “cause” or the executive terminates employment after a substantial and material negative change in title, compensation or responsibilities, or principal location of employment within two years after such change of control, then the executive is entitled to receive a severance payment equal (a) two times the executive’s annual base salary in effect at the time; plus (b) two times the executive's most recent annual bonus target for the fiscal year that immediately precedes the executives termination of employment, plus (c) a prorated portion of the executive’s annual target bonus for the fiscal year in which the executive’s employment is terminated, based on the number of months of service completed for the year which the executive’s employment terminates; and (d) reimbursement of up to 18 months of COBRA premiums. Receipt of the severance benefits are conditioned on the executive releasing the Company and its affiliates from all legal claims. In addition, the executive agrees to protect and not disclose the Company’s trade secrets.

Similarly, Mr. Smith's agreement contains a double trigger, providing (a) if a change of control occurs and (b) his employment is terminated other than for “cause” or he terminates employment after a material diminution in his title, duties or responsibilities, a material breach by the employer of the compensation provisions of the agreement, a material breach by the employer of the agreement, or a relocation of his principal location of employment within 24 months after such change of control, then Mr. Smith is entitled to receive a severance payment equal to (a) three times his annual base salary in effect at the time; plus (b) two and half times his most recent target annual bonus; (c) a prorated portion of his annual target bonus for the fiscal year in which his employment is terminated, based on the number of months elapsed prior to his termination; and (d) reimbursement of up to 18 months of COBRA premiums.

If, as a result of a Change of Control, the executive becomes entitled to any payments which are determined to be subject to Internal Revenue Code Section 280G, then the executive’s benefits will be equal to the greater of (1) the benefit under the change of control agreement (or Employment agreement with respect to Mr. Smith) reduced to the maximum amount payable such that when it is aggregated with payments and benefits under all other plans and arrangements it will not result in an “excess parachute payment” under Internal Revenue Code Section 280G, or (2) the benefit under the Change of Control Agreement after taking into account the amount of the excise tax imposed under Internal Revenue Code Section 280G due to the benefit payment.

A “change of control” as defined in Mr. Smith’s employment agreement generally occurs in connection with:
•a person or group becoming the owner of 50% or more of our outstanding common stock,
•a merger, consolidation, or reorganization, or all of substantially all of the assets of TriCo; only if the shareholders of TriCo immediately before the transaction own less than 40% of the combined voting power of the surviving entity,
•a replacement of at least a majority of our directors.
A “change of control” as defined in our executives’ change of control agreements (other than Mr. Smith’s employment agreement”) generally occurs in connection with:
•a person or group becoming the beneficial owner of 40% or more of our outstanding common stock,
•the purchase of our common stock pursuant to a tender or exchange offer,
•our shareholders’ approval of the merger of TriCo where TriCo is not the surviving corporation, the sale of all of our assets or TriCo’s dissolution, or

•a replacement of at least a majority of our directors in a 12-month period.
For “cause” as defined in these agreements (and Mr. Smith's employment agreement) means an employee’s:
•material dishonesty, breach of fiduciary duty, willful misconduct, dereliction of duty or conviction of a felony or other crime the subject matter of which is related to the executive’s duties for TriCo or involves material moral turpitude,
•commission of an act of fraud or bad faith upon TriCo,
•willful misappropriation of any funds or property of TriCo, or
•willful continued and unreasonable failure to perform the executive’s duties or obligations.
Upon termination of an executive’s employment or service, a participant will generally have 90 days following termination of employment or service to exercise any vested options. All options which are not exercised prior to 90 days after the date the executive ceases to serve as an employee of TriCo shall be forfeited. If an executive is terminated for cause, all right to exercise vested options terminates on the date of the executive’s termination. Typically, unvested RSUs and PSUs are forfeited upon termination of an executive's employment or service. Upon a change in control, the terms of the stock award agreements, the stock plan and/or the acquisition agreement determine treatment of such unvested stock awards.
Nonqualified Deferred Compensation Plans. An executive’s plan benefit is generally payable upon retirement, separation from employment or death. However, if an executive is terminated for cause, our Compensation and Management Succession Committee can determine in its discretion whether the interest credited to the executive’s account with respect to deferrals and any contributions made by TriCo are forfeited. For “cause” as defined in this plan is generally the same as an “involuntary termination” under our supplemental executive retirement plan described below. An executive can also elect in advance to receive a distribution of a plan benefit in the event of a change of control. A “change of control” as defined under our 2005 deferred compensation plan generally means:
•the acquisition of more than 50% of our outstanding stock,
•the acquisition in 12 months or less of at least 35% of our stock,
•the replacement in 12 months or less of a majority of our directors, or
•the acquisition in 12 months or less of at least 40% of our assets.
In addition to any advance election to receive a benefit in the event of a change of control, the executive can make an advance election as to the time and form for the benefit distribution after the executive’s separation from employment. In all cases, other than a distribution to satisfy the executive’s severe financial hardship, the executive may elect to receive benefit payments in a lump sum or in annual installments over 5, 10 or 15 years. An executive’s distribution election can be changed in advance of retirement or other separation in accordance with Section 409A of the Code. All distributions under the plan are subject to Section 409A of the Code including, for example, the rule that an employee who is a “specified employee” may not receive a distribution of a benefit until at least 6 months following separation.
Supplemental Executive Retirement Plans. Under our 2004 supplemental executive retirement plan, if, following a change of control, a participant retires after age 55, is terminated without cause or voluntarily terminates within 24 months, he is entitled to a supplemental retirement benefit. The monthly lifetime benefit is determined by a formula based on the executive’s highest average compensation, including salary and bonus, for 36 of the last 60 months of the executive’s employment and years of service when the ceases employment. The executive is entitled to a supplemental retirement benefit under the plan without regard to the minimum number of years of service that would be required if retirement or termination had occurred before the change of control. An executive’s benefit is reduced by the sum of the executive’s ESOP and social security benefits. In general, monthly benefit payments begin on the first day of the month after retirement or other termination from employment following a change of control without any reduction for payment of this benefit prior to age 62, as would be the case if the executive had retired or terminated before a change of control. See “Pension Benefits” for a description of benefits payable not in connection with a change of control. A “change of control” as defined under this plan is generally the same as under our executive change of control agreements. An involuntary termination with cause as defined in this plan generally means a termination due to:
•gross negligence or gross neglect,

•commission of a felony, misdemeanor or any other act involving moral turpitude, fraud or dishonesty which has a material adverse impact on TriCo,
•willful and intentional disclosure, without authority, of any secret or confidential information that has a material adverse impact on TriCo, or
•willful and intentional violation of the rules of any regulatory agency that has a material adverse impact on TriCo.
Joint Beneficiary Agreements. In 2003, we entered into joint beneficiary agreements with Messrs. Smith and Carney. Under these agreements, Tri Counties Bank purchased a life insurance policy on the executive’s life and the executive may designate beneficiaries to receive his share of the death proceeds, if any. The value of the benefits that would be received by the executive’s beneficiaries depends on the executive’s age at the time of death, whether the executive was eligible for benefits under our supplemental executive retirement plan, and the cash value of the plan compared to the benefits payable on death.
Summary. The amounts listed in the following table are estimated maximum amounts that would have been payable to our executives upon termination of employment in certain circumstances if payment had occurred on December 31, 2020. The actual amounts payable can only be determined when an executive is terminated from TriCo and can be more or less than the amounts shown below, depending on the facts and circumstances actually prevailing at the time of the executive’s termination of employment. Our compensation and management succession committee may in its discretion revise, amend or add to the benefits if it deems advisable. Thus, the actual amounts payable in certain circumstances could be significantly greater or less than the estimated amounts shown in the table below.

Name	Benefit	Involuntary termination for cause ($)	Involuntary termination not for cause ($)	Retirement or voluntary resignation ($)	Death ($)	Disability ($)	After change in control, involuntary or good reason termination ($)
Richard Smith	Severance pay(1)	-	2,145,000	-	-	-	4,207,500
	Equity award vesting acceleration(2)	-	-	-	-	-	370,700
	Supplemental executive retirement plans(3)	-	13,037,408	13,037,408	13,037,408	13,037,408	13,037,408
	Deferred compensation plan(4)	181,000	508,384	508,384	508,384	508,384	508,384
	Joint beneficiary agreement(5)	-	-	-	5,122,119	-	-
	Total	181,000	15,690,792	13,545,792	18,667,911	13,545,792	18,123,992
Peter Wiese	Severance pay(1)	-	-	-	-	-	1,752,000
	Equity award vesting acceleration(2)	-	-	-	-	-	94,778
	Total	-	-	-	-	-	1,846,778
John Fleshood	Severance pay(1)	-	-	-	-	-	1,563,160
	Equity award vesting acceleration(2)	-	-	-	-	-	166,388
	Total	-	-	-	-	-	1,729,548
Craig Carney	Severance pay(1)	-	-	-	-	-	1,280,000
	Equity award vesting acceleration(2)	-	-	-	-	-	98,309
	Supplemental executive retirement plans(3)	-	5,061,485	5,061,485	5,061,485	5,061,485	5,061,485
	Deferred compensation plan(4)	303,364	629,755	629,755	629,755	629,755	629,755
	Joint beneficiary agreement(5)	-	-	-	1,369,355	-	-
	Total	303,364	5,691,240	5,691,240	7,060,595	5,691,240	7,069,549
Dan Bailey	Severance pay(1)	-	-	-	-	-	1,280,000
	Equity award vesting acceleration(2)	-	-	-	-	-	99,540
	Supplemental executive retirement plans(3)	-	2,437,618	-	2,437,618	2,812,636	2,812,636
	Total	-	2,437,618	-	2,437,618	2,812,636	4,192,176

(1) Payment based on annual salary as of December 31, 2020. For change in control severance, assumes no COBRA reimbursement payments.
(2) The value of accelerated equity award vesting represents the value of the accelerated vesting of stock options and PSUs at December 31, 2020. For stock options, the value of the acceleration benefit is equal to the number of shares issuable upon the exercise of stock options for which vesting is accelerated multiplied by the difference between the market value on December 31, 2020 and the option exercise price. For PSUs, the value of the acceleration benefit is equal to the number of shares earned multiplied by the market value on December 31, 2020. The number of PSUs earned is based on actual performance measured through December 31, 2020; and further pro-rated for the performance period through December 31, 2020 over the full three-year period. The closing price of our common stock on December 31, 2020, was $35.28 per share. Stock option vesting is accelerated following a change of control regardless of an executive’s termination of employment. The vesting of the PSUs would accelerate if the executive is terminated without cause or resigns for good reason following a change of control.
(3) Represents an estimate of the present value of the accumulated benefit obligation under our supplemental executive retirement plans as of December 31, 2020, as adjusted to reflect the effect of vesting considerations in the termination situations indicated.

(4) The value of the benefits under our deferred compensation plans assumed that the executive received a lump sum payment. Participants are fully vested in amounts deferred and interest earned on such deferrals. In calculating the value of deferred compensation plans in the event of involuntary termination for cause, assumes that our compensation and management succession committee determined that the executive forfeited interest on deferrals and any contributions made by TriCo.
(5) Represents the lesser of the difference between death benefit and the cash value of the executive’s life insurance policies and the amount specified in the joint beneficiary agreement as well as potential payments under the supplemental executive retirement plan. Actual amounts could vary based on interpretations of possible set offs among the various agreements in the event of death.
Regardless of the manner in which an executive’s employment terminates, the executive is also generally entitled to receive amounts earned during the executive’s term of employment. Such amounts include, salary earned, annual incentive bonus compensation earned, gains from these exercise of vested stock options, amounts contributed under our 401(k) savings plan and our ESOP, and unused vacation pay.
Securities Authorized For Issuance Under Equity Compensation Plans
The information in the following table is provided as of the end of the fiscal year ended December 31, 2020 with respect to compensation plans (including individual compensation arrangements) under which equity securities are issuable:

Plan category	(a) No. of securities to be issued upon exercise of outstanding option, warrants and rights	(b) Weighted average exercise price of outstanding option, warrants and rights	(c) No. of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by securities holders(1)	128,500	$17.72	1,222,011
Equity compensation plans not approved by security holders	-	-	-
Total	128,500	$17.72	1,222,011

(1) Includes the 2009 equity incentive plan and the 2019 equity incentive plan. Column (a) includes in the aggregate 181,424 shares underlying RSUs and PSUs that are issuable subject to vesting and, in the case of the PSUs, performance requirements. These rights are not included in calculation of the weighted-average exercise price in column (b). No further share awards will be granted under the 2009 equity incentive plan; accordingly, column (c) includes only shares available under the 2019 equity incentive plan.

REPORT OF THE AUDIT COMMITTEE

To Our Shareholders:
In accordance with its written charter, the audit committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles and on the Company’s internal control over financial reporting. In this context, the audit committee has reviewed and discussed with management and Moss Adams LLP (“Moss Adams”) the audited financial statements for the year ended December 31, 2020 and Moss Adam’s evaluation of the Company’s internal control over financial reporting. The audit committee has discussed with Moss Adams the matters that are required to be discussed pursuant to the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.
Moss Adams has provided to the audit committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee has discussed with Moss Adams that firm’s independence. The audit committee has concluded that Moss Adam’s provision of audit and non-audit services to TriCo and its affiliates is compatible with Moss Adam’s independence.
The audit committee discussed with the Company’s internal auditors and Moss Adams the overall scope and plans for their respective audits. The audit committee met with the internal auditors and with Moss Adams, with and without management present, to discuss the results of their audit examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
In reliance on the audits and discussions referred to above, the audit committee, on February 25, 2021, recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC.
Respectfully submitted:
Donald J. Amaral (Chair)
John S. A. Hasbrook
Cory W. Giese
Martin A. Mariani
Kimberley H. Vogel

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of the Audit Committee’s Selection of Moss Adams LLP
Our audit committee has selected the firm of Moss Adams LLP (“Moss Adams”) as our independent registered accounting firm for 2021. At the meeting, shareholders will be asked to ratify that selection. Moss Adams served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2020. It is expected that representatives of Moss Adams will be present at the meeting and will have the opportunity to make a statement and to answer appropriate questions. However, in the event the COVID-19 pandemic prevents representatives of Moss Adams from attending for health or other reasons, the representatives may attend via teleconference.
If shareholders fail to ratify the appointment of Moss Adams, the audit committee will reconsider whether or not to retain that firm. Even if appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time.
Accounting Firm Fees
The following table sets forth the aggregate fees billed for audit services, as well as fees billed with respect to audit-related, tax and all other services, provided by Moss Adams to the Company and its related entities for the last two fiscal years. Any engagement of the Company’s independent registered public accounting firm for permissible audit, audit-related, tax and other services are preapproved by the audit committee. The audit committee may provide a general preapproval for a particular type of service or require specific preapproval.

	2020	2019
Audit fees (1)	$579,000	$594,000
Audit-related fees (2)	45,500	78,000
Tax fees	-	-
All other fees (3)	-	4,000
Total (4)	$624,400	$676,000

(1) For auditing our annual consolidated financial statements and our interim financial statements in our reports filed with the SEC and auditing our internal controls over financial reporting and management’s assessments of those controls.
(2) For accounting and auditing consultation services, audits of our employee benefit plans, assistance with registration statements filed with the SEC and audits of separate subsidiary financial statements.
(3) For accounting and auditing consultation services related to mergers and acquisition activities.
(4) Prior to February 18, 2020, the audit committee was the audit and risk committee. See “Corporate Governance, Board Nomination and Board Committees – Board Committee Reorganization” on page 17 for a discussion of the change.

OTHER INFORMATION

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our stock, to file reports of ownership and changes in ownership with the SEC. Executive officers and directors, and persons who own greater than ten percent of a registered class of our stock, are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely upon our review of (i) Forms 3, 4 and 5 filed for directors and executive officers for the fiscal year ended December 31, 2020, and (ii) their written representations (if applicable) that no Form 5 is required, we believe that all reporting persons made all Section 16 filings required under the Securities Exchange Act of 1934 with respect to the 2020 fiscal year on a timely basis.

Financial Materials
Shareholders may request free copies of our financial materials (annual report, Form 10-K and proxy statement) from TriCo Bancshares, 63 Constitution Drive, Chico, California 95973 - Attention: Corporate Secretary. These materials may also be accessed on our website at https://www.tcbk.com/investor-relations.
How to Contact the Board / Independent Lead Director
Shareholders may direct questions to any director, including the independent lead director, by sending an e-mail to contactdirectors@tcbk.com. All communications required by law or regulation to be relayed to the Board will be promptly delivered to the independent lead director. The independent lead director monitors these messages and replies appropriately. The current independent lead director is Mr. Corey W. Giese. We also encourage shareholders to attend the annual meeting to ask questions of directors concerning TriCo.
Employees and others may confidentially or anonymously report potential violations of laws, rules, regulation or our code of business conduct, including questionable accounting or auditing practices, by calling our hotline at (844) 920-1189 or visit https://tcbk.ethicspoint.com. Employee comments will be promptly delivered to the chair of the audit committee, Mr. Amaral.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

The following questions and answers provide information about the meeting, the matters to be voted upon at the meeting, and other information.

1.Q:    Why did I receive a one-page Notice in the mail regarding the Internet availability of proxy materials?

A.To expedite delivery, reduce costs and decrease the environmental impact of our proxy materials, we are utilizing an SEC rule that allows us to furnish proxy materials over the Internet instead of mailing paper copies of those materials to each shareholder. As a result, beginning on or about April 16, 2021, shareholders were sent a Notice of Internet Availability (the “Notice”) containing instructions on how to access our proxy materials, including this proxy statement and the Annual Report on Form 10-K for December 31, 2020, which includes the 2020 TriCo Bancshares Annual Report, over the Internet. You will not receive paper copies of the proxy materials unless you request the materials by following the instructions in the Notice. The Notice is not a proxy card that can be submitted to vote your shares. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how to vote via the Internet. Shareholders who requested paper copies of the proxy materials as set forth herein will receive printed copies in the mail.

If you receive more than one Notice, it means that your shares are registered differently and are held in more than one account. To ensure that all shares are voted, please either vote each account over the Internet or by telephone or sign and return by mail all proxy cards.
If you received a paper copy of the Notice this year, but in the future would like to receive only the Notice and access the proxy materials electronically, you can elect to do so by: (i) following the instructions provided in the proxy card, if your shares are registered in your name, or (ii) contacting your broker, trustee, bank or other nominee, if you hold your shares in street name.
2.Q:    Why didn’t I receive a Notice in the mail about the Internet availability of the proxy materials?

A.We are providing a Notice by e-mail to those shareholders who have previously elected delivery of the proxy materials electronically. Those shareholders should have received an e-mail containing a link to the website where those materials are available and a link to the proxy voting website.
3.Q:    How can I access TriCo’s proxy materials and Annual Report electronically?

A.This proxy statement and the 2020 Annual Report are available on TriCo’s website at www.tcbk.com. Click on “About,” then “Investor Relations”. Most shareholders can elect not to receive paper copies of future proxy statements and annual reports and can instead view those documents on the Internet. Information on or connected to our website (or the website of any third party) referenced in this proxy statement is separate from and not a part of or incorporated by reference into this proxy statement.
If you are a shareholder of record, you can choose this option and save TriCo the cost of producing and mailing these documents by following the instructions provided when you vote over the Internet. If you hold your TriCo shares through a bank, broker, or other holder of record, please refer to the information provided by that entity for instructions on how to elect not to receive paper copies of future proxy statements and annual reports.

If you choose not to receive paper copies of future proxy statements and annual reports, you will receive an e-mail message next year containing the Internet address to use to access TriCo’s Proxy Statement and Annual Report. Your choice will remain in effect until you tell us otherwise or until your consent is deemed to be revoked under applicable law. You do not have to elect Internet access each year. To view, cancel, or change your enrollment profile, please go to https://www-us.computershare.com/investor.
4.Q:    Who is entitled to vote at the meeting?

A.Only shareholders of record at the close of business on the record date of April 1, 2021 may vote at the meeting. As of the record date, 29,727,122 shares of our common stock were issued and outstanding. Each shareholder is entitled to one vote for each share of common stock held on the record date.
5.Q.     What is the difference between holding shares as a shareholder of record and holding shares as a beneficial owner?

A.Most shareholders hold shares through a stockbroker, bank or other nominee rather than directly in their own name. The distinctions between shares held of record and shares owned beneficially are summarized below.

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare, you are considered to be the shareholder of record of those shares and the Notice (and any proxy materials you may request) are being sent directly to you by TriCo. As the shareholder of record, you have the right to vote by proxy or to vote in person at the meeting. Please follow the instructions in the Notice on how to vote your shares.
Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee which is considered to be the shareholder of record of those shares. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting. If you wish to vote these shares at the meeting, you must contact your bank or broker for instructions. Your broker or bank has enclosed a voting instruction card for you to use in directing the broker or bank how to vote your shares for you.
If you are a beneficial owner of shares held in street name and do not provide the broker that holds your shares with specific voting instructions, then such broker may generally vote your shares in their discretion on “routine” matters, such as the ratification of the selection of our independent registered public accounting firm, but cannot vote on “non-routine” matters, such as the election of directors or the advisory vote on executive compensation. If the broker or nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker or nominee may inform TriCo that it does not have the authority to vote on the matter with respect to your shares, though your shares would still be considered present for quorum purpose. This is generally referred to as a “broker non-vote."
6.Q:    What may I vote on at the meeting?

A.You may vote to elect 12 nominees to serve on our Board of Directors for terms expiring at the next annual meeting, on an advisory proposal concerning our executive compensation and to ratify the selection of Moss Adams LLP as our independent registered public accounting firm for 2021.
7.Q:    How are votes counted?

A.In the election of directors, you may vote FOR all of the director nominees or your vote may be WITHHELD with respect to one or more nominees. In addition, under California law and our Bylaws, shareholders are entitled to cumulate votes in the election of the directors by following the procedures described at “Corporate Governance, Board Nomination and Board Committees--Nomination and Election of Directors.” If the proxy is marked FOR all of the director nominees or not marked with respect to election of directors, authority will be granted to the persons named in the proxy to cumulate votes if they so choose and to allocate votes among the nominees in such a manner as they determine is necessary in order to elect all or as many of the nominees as possible. The 12 nominees receiving the most affirmative votes cast at the meeting will be elected as directors assuming a quorum is present. However, if a nominee receives more “withhold” votes than “for” votes, the nominee is required to submit a resignation to the nominating and corporate governance committee for its consideration. See “Corporate Governance, Board Nomination and Board Committees—Majority Election of Directors.

You may vote FOR or AGAINST or ABSTAIN from voting on the advisory proposal concerning the approval of our executive compensation. The proposal will be adopted if a majority of the shareholders present and voting on the proposal vote in favor of the proposal, assuming a quorum is present and voting on the matter.
You may vote FOR or AGAINST or ABSTAIN from voting on the ratification of Moss Adams LLP as our independent registered public accounting firm for 2021. The proposal will be adopted if a majority of the shareholders present and voting on the proposal vote in favor of the proposal, assuming a quorum is present and voting on the matter.
8.Q:    How are abstentions and broker non-votes treated?

A.Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the meeting. Abstentions and broker non-votes will not impact the election of directors. Abstentions and broker non-votes will not have any effect on the other proposals if the number of affirmative votes cast for the proposal is a majority of the votes cast and such votes constitute a majority of the quorum required to transact business at the meeting. However, if the number of affirmative votes cast for any of the other proposals is a majority of the votes cast, but such votes do not constitute a majority of the quorum required to transact business at the meeting, then abstentions and broker non-votes will have the same effect as a vote against the proposal.
9.Q:    Can I change my vote?

A.You have the right to revoke your proxy at any time before the meeting by:
•providing written notice to TriCo’s corporate secretary and voting in person at the meeting, or
•appointing a new proxy before the meeting begins.
Attending the meeting will not by itself revoke a proxy unless you specifically revoke your proxy in writing. If you are a beneficial owner, you must follow the instructions provided by your broker, bank or other nominee to change your vote as they will require action prior to the meeting date.
10.Q:    What if I own shares through TriCo’s Employee Stock Ownership Plan and Trust?

A.For present or past employees of TriCo, your proxy includes any shares held in your account under our employee stock ownership plan and trust. If you hold shares of common stock through such plan and do not provide voting instructions to the plans’ trustees or administrators, your shares will be voted in the same proportion as the shares beneficially owned through such plans for which voting instructions are received, unless otherwise required by law.
11.Q:    What does it mean if I get more than one Notice or proxy card?

A.If your shares are registered differently and are held in more than one account, then you may receive more than one Notice or proxy card. Be sure to vote all of your accounts so that all of your shares are voted. We encourage you to have all accounts registered in the same name and address. If you are a shareholder of record, you can accomplish this by contacting Computershare at 462 South 4th Street, Suite 1600, Louisville, KY, 40202 or PO BOX 505000, Louisville, KY, 40233-5000. Phone: (800) 676-0712.
12.Q:    Who may attend the meeting?

A.Due to the continuing public health impact of the pandemic, the limitations on public gatherings in place in California, and to support the health and well-being of our shareholders and other stakeholders, shareholders will be able to participate in person or via a live audio internet presentation of the annual meeting. The internet option will allow shareholders to listen to, and ask questions during, the annual meeting.

All shareholders who owned shares of our common stock as of the close of the market on April 1, 2021, may attend the meeting in person or via the internet.

To participate in the annual meeting online, you will need to review the information included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. The password for the meeting is TCBK2021.
If you hold your shares through an intermediary, such as a bank or broker (e.g., in "street name"), you must register in advance using the instructions below.

The meeting will begin promptly at 4:00 p.m., Pacific Time. We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined in this proxy statement.
Internet Shareholders may listen to the meeting via live audio webcast at such time by logging on to wwww.meetingcenter.io/233953997 using your control number and password. The password for the meeting is TCBK2021.
Shareholders of Record: If you are a registered shareholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the Internet. Please follow the instructions on the notice or proxy card that you received.
Beneficial Owners: If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually on the Internet.

To register to attend the Annual Meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your TriCo holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 22, 2021. You will receive a confirmation of your registration by email after we receive your registration materials.

Requests for registration should be directed to us at the following:

By email: Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

By mail:    Computershare
TriCo Bancshares Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001

ESOP Participants: If you are a participant of the TriCo Bancshares Employee Stock Ownership Plan (the “Plan”), you will receive a proxy that covers all shares of TriCo Bancshares stock for which you have the right to give voting instructions to the Trustees of the Plan (Donald J. Amaral, Michael W. Koehnen, and Richard P. Smith). If a participant does not provide the Trustees with written instructions before 5:00 p.m. Eastern time on May 24, 2021, the Trustees will vote a participant's shares held in the Plan in the same proportion as the shares for which instructions are received from other participants.
Guests: Non-shareholders, and shareholders not having their control number will be able to log on as a guest but will not be able to ask questions.

Updates: We will continue to actively monitor the pandemic; and we will announce any additional alternative arrangements for the meeting as promptly as practicable, which may include adjourning or postponing the annual meeting to another time or place. Please monitor our annual meeting website at

https://www.tcbk.com/investor-relations for updated information. If you are planning to attend our meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the annual meeting; please be prepared to provide the control number from your Notice or proxy card.
Trouble Accessing the Meeting: The virtual meeting platform is fully supported across MS Edge, Firefox, Chrome and Safari browsers and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Please note that Internet Explorer is no longer supported. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. A link on the meeting page will provide further assistance should you need it or you may call 1-888-724-2416 or 1-781-575-2748.
13.Q:    How will voting on any other business be conducted?

A.We do not know of any business to be considered at the meeting other than election of 12 directors, the advisory vote on executive compensation, and the ratification of Moss Adams LLP as our independent registered public accounting firm for 2021. If any other business is properly presented at the meeting, including matters concerning the conduct of the meeting, such as adjourning the meeting to another time or place. Your proxy give the proxy holders the authority to vote on these matters in their best judgment.
14.Q:    Where and when will I be able to find the results of the voting?

A.The results of the voting will be announced at the meeting. We will also publish the final results in a report on Form 8-K that we file with the SEC following the meeting.
15.Q:    Is my vote confidential?

A.Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within TriCo or to third parties except as necessary to meet applicable legal requirements, to allow for the counting and certification of votes, or to help our Board solicit proxies.
16.Q:    When are shareholder proposals for the 2021 annual meeting due?

A.All shareholder proposals to be considered for inclusion in our proxy statement for the 2022 annual meeting must be received at our principal office by December 17, 2021. Shareholder nominations for directors must be received by our president as described at “Corporate Governance, Board Nomination and Board Committees--Nomination and Election of Directors.”
17.Q:    Who will bear the cost of soliciting proxies for the meeting and how will these proxies be solicited?

A.We will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials, including the charges and expenses of brokers, banks, nominees and other fiduciaries who forward proxy materials to their principals. Proxies may be solicited by mail, in person, by telephone or by electronic communication by our officers and employees who will not receive any additional compensation for these solicitation activities.

trico bancshares VOTE

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MR A SAMPLE
DESIGNATION (IF ANY)
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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Online
Go to www.envisionreports.com/TCBK or scan the QR code – login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/TCBK

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals – THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES FOR THE BOARD OF DIRECTORS LISTED IN ITEM 1 AND "FOR" ITEMS 2 AND 3.

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1. Election of Directors:

01 - Donald J. Amaral	02 - L. Gage Chrysler III	03 - Craig S. Compton
04 - Kirsten E. Garen	05 - Cory W. Giese	06 - John S. A. Hasbrook
07 - Margaret L. Kane	08 - Michael W. Koehnen	09 - Martin A. Mariani
10 - Thomas C. McGraw	11 - Richard P. Smith	12 - Kimberley H. Vogel

☐ Mark here to vote FOR all nominees ☐ Mark here to WITHHOLD vote from all nominees

☐ For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01	02	03	04	05	06	07	08	09	10	11	12
☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐

	For	Against	Abstain
2. Advisory approval of the company's executive compensation.	☐	☐	☐
3. To ratify the selection of Moss Adams LLP as the company's independent auditor for 2021.	☐	☐	☐

B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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03FR8C

The 2021 Annual Meeting of Shareholders will be held both in person and virtually via the Internet at: www.meetingcenter.io/233953997

To access the virtual meeting, you must have the control number that is in the shaded bar on the reverse side of this proxy card.

The password for the virtual meeting is: TCBK2021.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.
The Proxy Statement and the 2020 Annual Report to Shareholders are available at: www.envisionreports.com/TCBK

Small steps make an impact.
Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/TCBK

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — TRICO BANCSHARES

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Annual Meeting of Shareholders – May 27, 2021

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Richard P. Smith and John S. Fleshood, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of TriCo Bancshares common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2021 Annual Meeting of Shareholders of the company to be held on Thursday, May 27, 2021 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

For those who are participants of the TriCo Bancshares Employee Stock Ownership Plan (the "Plan"), this proxy also covers all shares of TriCo Bancshares stock for which you have the right to give voting instructions to the Trustees of the Plan (Donald J. Amaral, Michael W. Koehnen, and Richard P. Smith). Please instruct the Trustees how to vote on these proposals by indicating your selection on the reverse of this Proxy card.

If the Trustees do not receive written instructions from you before 5:00 PM Eastern time on May 24, 2021, the Trustees will vote your shares held in the Plan in the same proportion as the shares for which instructions are received.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

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